       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1998.



                                                      REGISTRATION NO. 333-65423

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1


                    PRE-EFFECTIVE AMENDMENT NO. 1 UNDER THE

                             SECURITIES ACT OF 1933
                          MONY LIFE INSURANCE COMPANY
                                   OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   ARIZONA                                          6719
(STATE OR OTHER JURISDICTION OF INCORPORATION   (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION
                OR ORGANIZATION)                                CODE NUMBER)

                                   86-0222062
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                    1740 BROADWAY, NEW YORK, NEW YORK 10019
                        (PRINCIPAL EXECUTIVE OFFICES OF
                             REGISTRANT) (ZIP CODE)

        EDWARD P. BANK, ESQ., VICE PRESIDENT AND DEPUTY GENERAL COUNSEL
                 THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK
                    1740 BROADWAY, NEW YORK, NEW YORK 10019
                           TELEPHONE: (212) 708-2000
        (NAME, ADDRESS, ZIP CODE, TELEPHONE NUMBER OF AGENT FOR SERVICE)


    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: November 10, 1998


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                          AMOUNT          PROPOSED           PROPOSED         AMOUNT OF
         TITLE OF EACH CLASS               TO BE      MAXIMUM OFFERING   MAXIMUM AGGREGATE   REGISTRATION
     OF SECURITY TO BE REGISTERED       REGISTERED     PRICE PER UNIT     OFFERING PRICE         FEE
---------------------------------------------------------------------------------------------------------
Guaranteed Interest...................            *              *         *$25,000,000         $7,375
Account with Market Value
  Adjustment..........................
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated for the purpose of determining a registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in specified amounts or units.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                     MONY LIFE INSURANCE COMPANY OF AMERICA

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(b)

                   CAPTION IN FORM S-1
                  ITEM NO. AND CAPTION                                     PROSPECTUS
                  --------------------                                     ----------
 1.  Forepart of the Registration Statement and Outside
     Front Cover of Prospectus...........................  Outside Front Cover
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus..........................................  Table of Contents
 3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges...........................  Summary Information (Not applicable with respect to ratio of earnings to fixed
                                                           charges)
 4.  Use of Proceeds.....................................  Investments
 5.  Determination of Offering Price.....................  Not Applicable
 6.  Dilution............................................  Not Applicable
 7.  Selling Security Holders............................  Not Applicable
 8.  Plan of Distribution................................  Variable Annuity Contracts and the
                                                           Distribution of Guaranteed Interest
                                                           Account with Market Value Adjustment
 9.  Description of Securities to be Registered..........  Description of the Guaranteed Interest
                                                           Account with Market Value Adjustment
10.  Interests of Named Experts and Counsel..............  Not Applicable
11.  Information with Respect to Registrant..............  The Company
12.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities......................  Not Applicable

PROSPECTUS


                            DATED NOVEMBER 10, 1998


            GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT
               UNDER FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACTS
                                   ISSUED BY

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     This prospectus describes the Guaranteed Interest Account with Market Value Adjustment offered by MONY Life Insurance Company of America ("Company") under certain variable annuity contracts issued by the Company ("Contracts"). Generally, the Contracts offered by the Company provide an array of subaccounts each with differing investment objectives which use purchase payments allocated to the subaccounts to purchase shares of portfolios of underlying mutual funds with corresponding investment objectives. A purchaser of the Contracts may also allocate purchase payments to the Guaranteed Interest Account with Market Value Adjustment which is a part of the Company's General Account.

     The Guaranteed Interest Account with Market Value Adjustment provides for guaranteed interest to be credited over specified maturity durations (referred to as "Accumulation Periods"). Three (3), five (5), seven (7), and ten (10) year Accumulation Periods are available. Unless a surrender of or transfer or distribution from the Guaranteed Interest Account with Market Value Adjustment occurs for any reason prior to the expiration of the Accumulation Period, the interest rate (the "Specified Interest Rate") is guaranteed to be credited for the duration of the Accumulation Period on a daily basis, resulting in a guaranteed annual effective yield. Different rates apply to each Accumulation Period and are determined by the Company from time to time in its sole discretion.

     An Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment elected under a Contract issued by the Company will produce a guaranteed annual effective yield (at the Specified Interest Rate) SO LONG AS AMOUNTS ALLOCATED ARE NEITHER SURRENDERED, TRANSFERRED, NOR DISTRIBUTED PRIOR TO THE END OF THE ACCUMULATION PERIOD. IN THE EVENT OF A SURRENDER, TRANSFER, OR DISTRIBUTION FROM THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT TO ANOTHER ACCUMULATION PERIOD OF THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT OR TO A SUBACCOUNT OF THE VARIABLE ACCOUNT PRIOR TO THE EXPIRATION OF THE ACCUMULATION PERIOD, THE AMOUNT SURRENDERED, TRANSFERRED, OR DISTRIBUTED WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT ("MVA"). LIKEWISE, IN THE EVENT OF A SURRENDER, TRANSFER, OR DISTRIBUTION FOR ANY OTHER REASON PRIOR TO THE EXPIRATION OF THE ACCUMULATION PERIOD, INCLUDING THE DEATH OF THE CONTRACT OWNER, THE AMOUNT SURRENDERED, TRANSFERRED, OR DISTRIBUTED MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT.

     The prospectus for the Contracts describes certain charges and deductions which may apply to the Guaranteed Interest Account with Market Value Adjustment. A discussion of these charges is included in this prospectus insofar as such charges and deductions relate to Guaranteed Interest Account with Market Value Adjustment. A more detailed discussion of these charges and deductions, as they relate to the Contract, is contained in the prospectus for the Contracts.

     Certain minimum purchase payments may be required in connection with the purchase of the Contracts issued by the Company. As an allocation option available to the Owner under the Contract, the Guaranteed Interest Account with Market Value Adjustment is subject to these minimum contractual amounts. There is no minimum amount that must be allocated to Guaranteed Interest Account with Market Value Adjustment, regardless of whether the source of the allocation is a new purchase payment or transfer from a Subaccount of the Variable Account.

     Cash Values allocated to the Guaranteed Interest Account with Market Value Adjustment are held in the "General Account" of the Company. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company.

     THIS PROSPECTUS MUST BE READ ALONG WITH THE PROSPECTUS FOR THE VARIABLE ANNUITY CONTRACT WHICH ACCOMPANIES THIS PROSPECTUS AND WITH THE PROSPECTUSES FOR MONY SERIES FUND, INC. AND ENTERPRISE ACCUMULATION TRUST. ALL OF THESE PROSPECTUSES SHOULD BE READ CAREFULLY AND MAINTAINED FOR FUTURE REFERENCE.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     THE ACCUMULATION PERIODS FOR THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT DESCRIBED IN THIS PROSPECTUS MAY NOT BE AVAILABLE IN ALL STATE JURISDICTIONS AND, ACCORDINGLY, REPRESENTATIONS MADE IN THIS PROSPECTUS DO NOT CONSTITUTE AN OFFERING IN SUCH JURISDICTIONS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Actual events or results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" as well as those discussed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in the other sections of this Prospectus.

                               TABLE OF CONTENTS


DEFINITIONS.................................................     1
SUMMARY.....................................................     3
DESCRIPTION OF THE GUARANTEED INTEREST ACCOUNT WITH MARKET
  VALUE ADJUSTMENT..........................................     5
  1. General................................................     5
  2. Allocations to the Guaranteed Interest Account with
     Market Value Adjustment................................     5
  3. The Specified Interest Rate and the Accumulation
     Periods................................................     6
     A. Specified Interest Rates............................     6
     B. Accumulation Periods................................     6
  4. Maturity of Accumulation Periods.......................     7
  5. The Market Value Adjustment ("MVA")....................     7
     A. General Information Regarding the MVA...............     7
     B. The MVA Factor......................................     8
  6. Contract Charges.......................................     8
  7. Guaranteed Interest Account at Annuitization...........     9
INVESTMENTS.................................................     9
CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED
  INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT.............     9
RISK FACTORS................................................     9
THE COMPANY.................................................    11
  1. Business...............................................    11
     A. Organization........................................    11
     B. Description of Business.............................    11
     C. Regulation..........................................    12
     D. Competition.........................................    13
     E. Employees...........................................    13
  2. Properties.............................................    13
  3. Legal Proceedings......................................    13
  4. Financial Statements and Supplementary Data............    14
  5. Selected Statutory-basis Financial Information.........    14
  6. Management's Discussion and Analysis of Financial
     Condition and Consolidated Results of Operations.......    15
  7. Year 2000..............................................    27
  8. Potential Tax Legislation..............................    28
  9. Directors and Executive Officers.......................    28
  10. Executive Compensation................................    30
  11. Exhibits, Financial Statements, Schedules and
     Reports................................................    30
Index to Statutory-Basis Financial Statements...............   F-1

                                  DEFINITIONS

     ACCUMULATION PERIOD -- A period of 3, 5, 7, or 10 years during which the Company has guaranteed that it will pay a specified rate of interest (the Specified Interest Rate) not less than 3.5% per year. Amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment will be credited with the Specified Interest Rate declared by the Company over the corresponding Accumulation Period, so long as such amounts are not distributed from the Accumulation Period prior to the Maturity Date. Prior to the end of the Accumulation Period selected, amounts allocated to a the Guaranteed Interest Account with Market Value Adjustment will be subject, upon distribution, to fluctuations in value in accordance with a Market Value Adjustment.

     ADMINISTRATIVE OFFICE -- The Company's administrative office at 1740 Broadway, New York, N.Y. 10019. "Administrative Office" also includes the Company's Operations Center at 1 MONY Plaza, Syracuse, N.Y. 13221.

     ANNUITANT -- The person upon whose continuation of life any annuity payment depends.

     ANNUITY STARTING DATE -- The date on which annuity payments are to begin.

     BUSINESS DAY -- Each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a Portfolio of the Fund on a national or international securities exchange to affect materially the value of the Units of the corresponding Subaccount.

     COMPANY -- MONY Life Insurance Company of America.

     CONTRACT -- A variable annuity Contract issued by the Company, the terms of which permit allocation to the Owner's choice of Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment.

     CASH VALUE -- The Fund Value of the Contract, less (1) any applicable surrender charges, (2) any market value adjustments, and (3) outstanding loan balance including accrued interest, if any.

     FUND VALUE -- The aggregate dollar value as of any Business Day of all amounts accumulated under each of the Subaccounts, the Guaranteed Interest Account, and the Loan Account of the Contract. If the term Fund Value is preceded or followed by the terms Subaccount(s), the Guaranteed Interest Account, and the Loan Account, or any one of more of those terms, Fund Value means only the Fund Value of the Subaccount, the Guaranteed Interest Account, or the Loan Account, as the context requires.

     GUARANTEED INTEREST ACCOUNT -- A part of the Company's general account, the Guaranteed Interest Account pays interest at a rate declared by the Company, which the Company guarantees will not be less than 3.5%.

     INVESTMENT PERIOD -- A period of time during which a declared Specified Interest Rate is available for allocations of new Purchase Payments received or transfers of Fund Values from the Subaccounts become effective. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets.

     LOAN ACCOUNT -- A part of the Company's general account, the Loan Account pays interest at a rate not less than 3.5% per year. For those Contracts that have a loan provision, an amount equal to the loan requested is transferred from one or more of the Subaccounts and/or the Guaranteed Interest Account as determined by the Owner, subject to the provisions of the Contract, to the Loan Account as security for the loan.

     MARKET VALUE ADJUSTMENT ("MVA") -- A Market Value Adjustment is the upward or downward adjustment in value of amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment which prior to the maturity date of the Accumulation Period are: (1) distributed pursuant to a surrender; (2) reallocated to a Subaccount of the Variable Account available under the Contract as a result of a transfer requested by the Owner; (3) distributed as a result of the death of the Contract Owner; or (4) transferred to the Loan Account at the request of the Owner. A Market Value Adjustment generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Accumulation Period selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the Market Value Adjustment will result in a downward adjustment of amounts allocated to an Accumulation Period. If the Specified Interest Rate is higher than prevailing interest rates, application of the Market Value Adjustment will result in an upward adjustment of amounts allocated to an Accumulation Period. The Market Value Adjustment is applied only when amounts allocated to an Accumulation are distributed prior to the end of the Accumulation Period.

     MVA FACTOR -- The MVA Factor reflects the relationship among the following items: (1) the rate for the Accumulation Period; (2) the rate currently declared for an accumulation period equal to the time remaining in the Accumulation Period from which the surrender, transfer or loan occurs, plus 0.25%; (3) the Accumulation Period from which the surrender, transfer or loan occurs in months; and (4) the number of elapsed months (or portion thereof) in the Accumulation Period from which the surrender or transfer occurs. The formula is set forth on page 8.

     MATURITY DATE -- The Maturity Date is the date on which a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment matures.

     MATURITY PERIOD -- The Maturity Period is the period of time during which the value of amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment may be distributed without any Market Value Adjustment. The Maturity Period will begin on the day following the Maturity Date and will end on the thirtieth day after the Maturity Date.

     OUTSTANDING DEBT -- Total loan balance plus any accrued loan interest.

     OWNER(S) -- The owner(s) of variable annuity Contracts (which offer Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment) issued by the Company.

     PURCHASE PAYMENT (PAYMENT) -- An amount paid to the Company by the Owner or on the Owner's behalf as consideration for the benefits provided by the Contract.

     SPECIFIED INTEREST RATE -- The Specified Interest Rate is the interest rate guaranteed to be credited to amounts allocated to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment so long as such allocations are not distributed prior to the Maturity Period or Maturity Date for any reason. Each Accumulation Period has its own Specified Interest Rate which is guaranteed for that Accumulation Period. The Company, however, reserves the right to change the Specified Interest Rate at any time at the Maturity Date or offer other Specified Interest Rates for other Accumulation Periods.

     SPECIFIED VALUE -- The Specified Value is the amount of the initial allocation of Purchase Payments to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, plus interest accrued at the Specified Interest Rate minus surrenders, transfers and any other amounts distributed. The Specified Value is subject to a Market Value Adjustment at all times other than during the Maturity Period, at the Maturity Date, and upon distribution as a result of the death of the Annuitant.

     SUBACCOUNT -- A subdivision of the Variable Account.

     VARIABLE ACCOUNT -- A separate investment account of the Company, designated as MONY America Variable Account A, to which Net Purchase Payments will be allocated at the direction of the Owner.

                                    SUMMARY

     The Guaranteed Interest Account with Market Value Adjustment is available to Owners of certain variable annuity Contracts issued by the Company. Owners may elect to allocate Purchase Payments for and Fund Values of the Contracts to their choice of Accumulation Periods made available by the Company. This prospectus describes the Guaranteed Interest Account with Market Value Adjustment, and must be read along with the prospectus for the Contract in the same manner that prospectuses for MONY Series Fund, Inc. and Enterprise Accumulation Trust must be read with the variable annuity prospectus. Copies of the prospectuses for the Contract, MONY Series Fund, Inc., and Enterprise Accumulation Trust and this prospectus may be obtained without charge from the Company by calling 1-800-487-6669 or writing to MONY Life Insurance Company of America, Mail Drop 8-27, 1740 Broadway, New York, New York 10019.

     There are 4 different Accumulation Periods currently available continuously: a 3 year Accumulation Period, a 5 year Accumulation Period, a 7 year Accumulation Period, and a 10 year Accumulation Period. Initial or additional purchase payments made under Contracts issued by the Company, or Fund Values in the Subaccounts of the Variable Account may be allocated at the election of the Owner to an available Accumulation Period. There is no minimum allocation to an Accumulation Period. (See "Allocations to the Guaranteed Interest Account" at page 5.)

     Each Accumulation Period will have a Maturity Date which will be 3, 5, 7, or 10 years from the beginning of the month during which allocations are made and Purchase Payments are received or Fund Values are transferred. Therefore the Accumulation Period will end on the last day of a calendar month (the "Maturity Date") during which the third, fifth, seventh or tenth anniversary of the allocation to the Accumulation Period (as applicable) occurs. This means that the Maturity Date for a 3, 5, 7, or 10 year Accumulation Period may be up to 30 days shorter than 3, 5, 7 or 10 years, respectively. For amounts which are allocated to an Accumulation Period on, and as to which Purchase Payments are received or transfers are effective on the first day of a calendar month will be exactly 3, 5, 7, or 10 years, depending on the Accumulation Period selected. (See "Specified Interest Rates and Accumulation Periods" at page 6.)

     Amounts allocated to an Accumulation Period will be credited with the Specified Interest Rate for the duration of the Accumulation Period, unless an intervening surrender, transfer or other distribution occurs prior to the end of the Accumulation Period. Specified Interest Rates for each Accumulation Period are declared periodically in the sole discretion of the Company. A declared Specified Interest Rate is available for new allocation during an Investment Period. Investment Periods will typically last for one month, but may be longer or shorter depending on interest rate fluctuations in financial markets. During any particular Investment Period, any allocation of a new purchase payment or a transfer of Fund Values previously allocated to a Subaccount to an Accumulation Period will earn the Specified Interest Rate effective for that Investment Period from the date on which the purchase payment is received or allocation of Fund Values previously allocated to a Subaccount is effective for the duration of the Accumulation Period. (See "Specified Interest Rates and Allocation
Periods" at page        .)

     The Specified Interest Rate will be credited to amounts allocated to an Accumulation Period, so long as such allocations are neither surrendered nor transferred prior to the Maturity Date for the Allocation Period. The Specified Interest Rate is credited daily, providing an annual effective yield. (See
"Specified Interest Rates and Allocation Period" at page        .)

     Amounts that are surrendered, transferred or otherwise distributed from an Accumulation Period prior to the Maturity Date of that Accumulation Period, will be subject to a Market Value Adjustment ("MVA"). The MVA is accomplished through the use of a factor (the "MVA Factor"), which is multiplied by that part of the Specified Value being surrendered, transferred (including transfer to the Loan Account as a result of a request by the Owner for a Loan), or distributed, resulting in either an increase or a decrease in the amount of the surrender, transfer, or distribution. The MVA Factor reflects the relationship among the following items: (1) the rate for the Accumulation Period; (2) the rate currently declared for an accumulation period equal to the time remaining in the Accumulation Period from which the surrender, transfer, or distribution occurs, plus 0.25%; (3) the Accumulation Period from which the surrender, transfer, or distribution occurs in months; and (4) the number of elapsed months (or portion thereof) in the Accumulation Period from which the surrender, transfer, or distribution occurs. Generally, the MVA Factor approximates the relationship among prevailing interest rates at the time of the allocation, prevailing interest rates at time of surrender, transfer, or distribution and the amount of time remaining in an Accumulation Period. (See "The Market Value
Adjustment -- The MVA Factor" at page        .)

     At least 15 days and at most 45 days prior to the Maturity Date of an Accumulation Period, Contract Owners having Fund Values allocated to such Accumulation Periods will be notified of the impending Maturity Date. Contract Owners will then have the option of directing the surrender, transfer, or distribution of the Fund Value (during the Maturity Period) without application of any MVA. Surrenders, transfers, or distributions during the Maturity Period (which begins the day after the Maturity Date and ends thirty days after the Maturity Date), will not be subject to an MVA. An Owner may elect to: (1) transfer the Fund Values of the maturing Accumulation Period to another accumulation period of the same or different duration; or (2) transfer the Fund Values of the maturing Accumulation Period to a Subaccount then available to the Owner of the Contract (an Owner may also elect a Surrender or Loan). If no election is made, the Fund Value will automatically reinvest in another period of the same duration. If that period will extend beyond the Annuity Starting Date or if that period is no longer offered, the Fund Value will be transferred into the Money Market Subaccount. For the period commencing with the first day after the Maturity Date and ending on the later of the effective date of a surrender, transfer, or distribution or the thirtieth day following the Maturity Date, the Fund Values allocated to the maturing Accumulation Period will be credited with the same Specified Interest Rate in effect before the Maturity Date. Fund Values allocated to the Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment which are surrendered during the Maturity Period are not subject to an MVA, but may be subject to contingent deferred sales charges under the Contract. (See "Maturity of Accumulation Periods" at page 7.)

                 DESCRIPTION OF THE GUARANTEED INTEREST ACCOUNT
                          WITH MARKET VALUE ADJUSTMENT

1.  GENERAL

     The Guaranteed Interest Account with Market Value Adjustment is an allocation option available under certain variable annuity contracts issued by the Company. Not all of the variable annuity contracts issued by the Company offer the Guaranteed Interest Account with Market Value Adjustment, nor is the Guaranteed Interest Account with Market Value Adjustment available in every state jurisdiction. The variable annuity prospectuses describing variable annuity contracts that offer the Guaranteed Interest Account with Market Value Adjustment clearly disclose whether the Guaranteed Interest Account with Market Value Adjustment is available as an allocation choice to the Owner. If the Guaranteed Interest Account with Market Value Adjustment is available under a variable annuity issued by the Company, the prospectus for the variable annuity contract ("Contract") and this prospectus must be read carefully together in the same manner that prospectuses for underlying mutual funds must be read with the prospectus for the Contracts.

     The guarantees associated with the Guaranteed Interest Account with Market Value Adjustment are borne exclusively by the Company. The guarantees associated with the Guaranteed Interest Account with Market Value Adjustment are legal obligations of the Company. Fund Values allocated to the Guaranteed Interest Account with Market Value Adjustment are held in the "General Account" of the Company. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company.

     The Guaranteed Interest Account with Market Value Adjustment provides for a guaranteed interest rate (the "Specified Interest Rate"), to be credited as long as any amount allocated to the Guaranteed Interest Account with Market Value Adjustment is not distributed for any reason prior to the Maturity Date of the particular accumulation period chosen by the Owner. Generally, a 3 year Accumulation Period offers guaranteed interest at a Specified Interest Rate over 3 years, a 5 year Accumulation Period offers guaranteed interest at a Specified Interest Rate over 5 years, and so on. Because every Accumulation will mature on the last day of a calendar month, the Accumulation Period may terminate up to 30 days less than the 3, 5, 7, or 10 year Accumulation Period.

     Although the Specified Interest Rate will continue to be credited as long as Fund Values remain in an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment prior to the Maturity Date, surrenders, transfers (including transfers to the Loan Account as a result of a request by the Contract Owner for a Loan), or distributions except upon the death of Annuitant for any other reason will be subject to an MVA, as described below.

2.  ALLOCATIONS TO THE GUARANTEED INTEREST ACCOUNT WITH MARKET VALUE ADJUSTMENT

     There are three sources from which allocations to the Guaranteed Interest Account with Market Value Adjustment may be made:

     (1) an initial purchase payment made under a Contract may be wholly or partially allocated to the Guaranteed Interest Account with Market Value Adjustment;

     (2) a subsequent or additional purchase payment made under a Contract may be partially or wholly allocated to the Guaranteed Interest Account with Market Value Adjustment; and

     (3) amounts transferred from Subaccounts available under the Contract may be wholly or partially allocated to the Guaranteed Interest Account with Market Value Adjustment.

     There is no minimum amount of any allocation of either Purchase Payments or transfers of Fund Value to the Guaranteed Interest Account with Market Value Adjustment. The Contract provides that the prior approval of the Company is required before it will accept a Purchase Payment where, with that Payment, cumulative Purchase Payments made under any one or more Contracts held by the Owner, less the amount of any prior partial surrenders and their Surrender Charges, exceed $1,500,000. This limit applies to the aggregate of Fund Values in the Guaranteed Interest Account with Market Value Adjustment and in each of the Subaccounts of the Contract

3.  THE SPECIFIED INTEREST RATE AND THE ACCUMULATION PERIODS

     A.  SPECIFIED INTEREST RATES

     The Specified Interest Rate, at any given time, is the rate of interest guaranteed by the Company to be credited to allocations made to the Accumulation Period for the Guaranteed Interest Account with Market Value Adjustment chosen by the Owner, so long as no portion of the allocation is distributed for any reason prior to the Maturity Date. Different Specified Interest Rates may be established for the 4 different Accumulation Periods which are currently available: 3, 5, 7, and 10 years.

     The Company declares Specified Interest Rates for each of the available Accumulation Periods from time to time. Normally, new Specified Interest Rates will be declared monthly; however, depending on interest rate fluctuations, declarations of new Specified Interest Rates may occur more or less frequently. The Company observes no specific method in the establishment of the Specified Interest Rates, but generally will attempt to declare Specified Interest Rates which are related to interest rates associated with fixed-income investments available at the time and having durations and cash flow attributes compatible with the Accumulation Periods then available for the Guaranteed Interest Account with Market Value Adjustment. In addition, the establishment of Specified Interest Rates may be influenced by other factors, including competitive considerations, administrative costs and general economic trends. The Company has no way of predicting what Specified Interest Rates may be declared in the future and there is no guarantee that the Specified Interest Rate for any of the Accumulation Periods will exceed the guaranteed minimum effective annual interest rate of 3.5%.

     The period of time during which a particular Specified Interest Rate is in effect for new allocations to the then available Accumulation Periods is referred to as the Investment Period. All allocations made to an Accumulation Period during an Investment Period are credited with the Specified Interest Rate in effect. An Investment Period ends only when a new Specified Interest Rate relative to the Accumulation Period in question is declared. Subsequent declarations of new Specified Interest Rates have no effect on allocations made to Accumulation Periods during prior Investment Periods. All such prior allocations will be credited with the Specified Interest Rate in effect when the allocation was made for the duration of the Accumulation Period selected.

     Information concerning the Specified Interest Rates in effect for the various Accumulation Periods can be obtained by contacting an agent of the Company who is also a registered representative of MONY Securities Corp. or by calling the following toll free telephone number: 1-800-736-0133.

     The Specified Interest Rate is credited to allocations made to an Accumulation Period elected by the Owner on a daily basis, resulting in an annual effective yield which is guaranteed by the Company, unless amounts are surrendered or transferred from that Accumulation Period for any reason prior to the Maturity Date. The Specified Interest Rate will be credited for the entire Accumulation Period. If amounts are surrendered or transferred from the Accumulation Period for any reason prior to the Maturity Date, an MVA will be applied to the amount surrendered or transferred.

     B.  ACCUMULATION PERIODS

     For each Accumulation Period, the Specified Interest Rate in effect at the time of the allocation to that Accumulation Period is guaranteed. An Accululation Period always expires on a Maturity Date which will be the last day of a calendar month; therefore, the Specified Interest Rate may be credited for up to 30 days less than the Accumulation Period.

     For example, if an allocation is made to a 10 year Accumulation period on August 10, 1998 and the funds for a new Purchase Payment are received on that day, the Specified Interest Rate for that Accumulation Period will be credited beginning on that day until July 31, 2008; however, the Accumulation Period will begin on August 1, 1998 and will end on July 31, 2008.

     All Accumulation Periods for the 3, 5, 7, and 10 year Accumulation Periods, respectively, will be determined in a manner consistent with the foregoing example. Accumulation Periods will be exactly 3, 5, 7, or 10 years only when an allocation to an Accumulation Period occurs (or the Purchase Payment is received or the transfer of Fund Values from a Subaccount is effective) on the first day of a calendar month.

4.  MATURITY OF ACCUMULATION PERIODS

     At least fifteen days and at most forty-five days prior to the end of an Accumulation Period, the Company will send notice to the Contract Owner of the impending Maturity Date (always the last day of a calendar month). The notice will include the projected Fund Value held in the Accumulation Period on the Maturity Date and will specify the various options Contract Owners may exercise with respect to the Accumulation Period:

          (1) During the thirty day period following the Maturity Date (the "Maturity Period"), the Contract Owner may wholly or partially surrender the Fund Value held in that Accumulation Period without an MVA; however, surrender charges under the variable annuity Contract, if applicable, will be assessed.

          (2) During the thirty day period following the Maturity Date, the Contract Owner may wholly or partially transfer the Fund Value held in that Accumulation Period, without an MVA, to any Subaccount then available under the Contract or may elect that the Fund Value held in that Accumulation Period be held for an additional Accumulation Period of the same number of years or for another Accumulation Period of a different number of years which may at the time be available. A confirmation of any such transfer or election will be sent immediately after the transfer or election is processed.

          (3) If the Contract Owner does not make an election within the Maturity Period, the entire Fund Value held in the maturing Accumulation Period will be transferred to an Accumulation Period of the same number of years as the Accumulation Period which matured. However, if that period would extend beyond the Annuity Starting Date of the Contract or if that period is not then made available by the Company, the Fund Value held in the maturing Accumulation Period will be automatically transferred to the Money Market Subaccount at the end of the Maturity Period. A confirmation will be sent immediately after the automatic transfer is executed.

     During the thirty day period following the Maturity Date, and prior to any of the transactions set forth in (1), (2), or (3) above, the Specified Value held in the maturing Accumulation Period will continue to be credited with the Specified Interest Rate in effect before the Maturity Date.

5.  THE MARKET VALUE ADJUSTMENT ("MVA")

     A.  GENERAL INFORMATION REGARDING THE MVA

     A surrender, transfer (including a transfer to the Loan Account as a result of a request by the Owner for a Loan), or distribution of Specified Value of the Guaranteed Interest Account with Market Value Adjustment held in an Accumulation Period which are surrendered, transferred, or distributed for any reason prior to the Maturity Date of that particular Accumulation Period, will be subject to an MVA. The MVA is determined by the multiplication of an MVA Factor by the Specified Value, or the portion of the Specified Value being surrendered, transferred or distributed. The Specified Value is the amount of the allocation of Purchase Payments and transfers of Fund Value to an Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, plus interest accrued at the Specified Interest Rate minus prior distributions. The MVA may either increase or decrease the amount of the distribution.

     The MVA is intended to approximate, without duplicating, the experience of the Company when it liquidates assets in order to satisfy contractual obligations. Such obligations arise when Contract Owners request surrenders (including transfers for the purpose of obtaining a Loan), or distributions. When liquidating assets, the Company may realize either a gain or a loss.

     If prevailing interest rates are higher than the Specified Interest Rate in effect at the time the Accumulation Period commences, the Company will realize a loss when it liquidates assets in order to process a surrender, loan, or transfer; therefore, application of the MVA under such circumstances will decrease the amount of the distribution or loan.

     Generally, if prevailing interest rates are lower than the Specified Interest Rate in effect at the time the Accumulation Period commences, the Company will realize a gain when it liquidates assets in order to process a surrender, loan, or transfer; therefore, application of the MVA under such circumstances will increase the amount of the distribution or loan.

     The Company measures the relationship between prevailing interest rates and the Specified Interest Rates it declares through the MVA Factor. The MVA Factor is described more fully below.

     B.  THE MVA FACTOR

     The formula for determining the MVA Factor is:

                            [(1+a)/(1+b)](n-t)/12)-1

Where:


    a     =   the Specified Interest Rate for the Accumulation Period from which the surrender, transfer or loan is to be taken;
    b     =   the Specified Interest Rate declared at the time a surrender or transfer is requested for an Accumulation Period equal to the time remaining in the Accumulation Period from which the surrender, transfer (including transfer to the Loan Account as a result of a request by the Owner for a Loan), or
              distribution is requested, plus 0.25%;
    n     =   the Accumulation Period from which the surrender, transfer, or distribution occurs in months; and
    t     =   the number of elapsed months (or portion thereof) in the
              Accumulation Period from which the surrender, transfer, or distribution occurs.

     The MVA Factor shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of 0.25% in the MVA Factor.

     The MVA Factor will either be greater, less than or equal to 0 and will be multiplied by the Specified Value or that portion of the Specified Value being surrendered, transferred, or distributed for any other reason. If the result is greater than 0, a gain will be realized by the Contract Owner; if less than 0, a loss will be realized. If the MVA Factor is exactly 0, no gain or loss will be realized.

     Examples of how to calculate MVAs are provided in the Appendix of this prospectus.

6.  CONTRACT CHARGES.

     The Contracts under which the Guaranteed Interest Account with Market Value Adjustment are made available have various fees and charges, some of which may be assessed against allocations made to the Guaranteed Interest Account with Market Value Adjustment.

     Contingent deferred sales charges, if applicable, will be assessed against full or partial surrenders from the Guaranteed Interest Account with Market Value Adjustment. If any such surrender occurs prior to the Maturity Date for any particular Accumulation Period elected by the Owner, the amount surrendered will be subject to an MVA in addition to contingent deferred sales charges. The variable annuity prospectus fully describes the contingent deferred sales charges. Please refer to the variable annuity prospectus for complete details regarding the contingent deferred sales charges under the Contracts.

     Mortality and expense risk charges which may be assessed under variable annuity Contracts will not be assessed against any allocation to the Guaranteed Interest Account with Market Value Adjustment. Such charges apply only to the Fund Value allocated to the Subaccounts of the Variable Account.

7.  GUARANTEED INTEREST ACCOUNT AT ANNUITIZATION

     On the Annuity Starting Date, the Contract's Cash Value, including the Specified Value of all Accumulation Periods of the Guaranteed Interest Account with Market Value Adjustment, will be applied to provide an annuity or any other option previously chosen by the Owner and permitted by the Company. If the Owner elected Settlement Option 3 (Single Life Income) or 3A (Joint Life Income) the Fund Value of the Contract will be applied. Therefore, if Settlement Options 3 or 3A were to be elected by the Owner, no surrender charge or MVA would be applied to the Specified Value. However, if any other settlement option is elected, or if no election is in effect on the Annuity Starting Date, a lump sum payment will be deemed to have been elected and a MVA will apply.

                                  INVESTMENTS

     Amounts allocated to the Guaranteed Interest Account with Market Value Adjustment are transferred to the Company's General Account. Amounts allocated to the General Account of the Company are subject to the liabilities arising from the business the Company conducts. This is unlike amounts allocated to the Subaccounts of the Variable Account, which are not subject to the liabilities arising from the business the Company conducts. The Company has sole investment discretion over the investment of the assets of its General Account. Variable annuity Contract Owners having allocated amounts to a particular Accumulation Period of the Guaranteed Interest Account with Market Value Adjustment, however, will have no claim against any particular assets of the Company. The Specified Interest Rates declared by the Company for the various Accumulation Periods will not necessarily correspond to the performance of any group of assets of the General Account.

 CONTRACTS AND THE DISTRIBUTION (MARKETING) OF THE GUARANTEED INTEREST ACCOUNT
                          WITH MARKET VALUE ADJUSTMENT

     The Guaranteed Interest Account with Market Value Adjustment is available only as an allocation option under the Contracts issued by the Company. The appropriate variable annuity prospectus and statement of additional information should be consulted for information regarding the distribution of the Contracts.


                                  RISK FACTORS


     Potential purchasers should carefully consider the factors described in "Risk Factors" as well as the other information contained in this Prospectus before allocating purchase payments or Fund Values to the Guaranteed Interest Account with Market Value Adjustment offered hereby. Such "Risk Factors" include:

     (i) the risk of losses on real estate and commercial mortgage loans,
    (ii)  other risks relating to the Company's investment portfolio,
   (iii) the risk that interest rate changes could make certain of the Company's products less profitable to the Company or less attractive to customers,
    (iv)  risks with respect to certain sales practice litigation,
     (v) the risk of increased surrenders of certain annuities as the surrender charges with respect to such annuities expire,
    (vi)  risks associated with certain economic and market factors,
   (vii)  the risk of variations in claims experience,
  (viii)  risks related to certain insurance regulatory matters,

    (ix)  risks of competition,
     (x) risks with respect to claims paying ability ratings and financial strength ratings,
    (xi) risks with respect to Year 2000 computer programming issues, and
   (xii) risks of potential adoption of new Federal income tax legislation and the effect of such adoption on certain of the Company's life and annuity products.

                                  THE COMPANY

1.  BUSINESS

     A.  ORGANIZATION

     MONY Life Insurance Company of America (the "Company") is a stock life insurance company organized in the state of Arizona. The Company is currently licensed to sell life insurance and annuities in 49 states (not including New
York), the District of Columbia, the U.S. Virgin Islands and Puerto Rico. The Company is the corporate successor of VICO Credit Life Insurance Company, incorporated in Arizona on March 6, 1969.

     The Company is a wholly owned subsidiary of The Mutual Life Insurance Company of New York ("MONY"), organized under the laws of the State of New York in 1842 as a mutual life insurance company. The principal offices of MONY and the Company are at 1740 Broadway, New York, New York 10019. MONY Securities Corp., an affiliate of the Company and MONY, is the principal underwriter for the Contracts described in this Prospectus. The Company may purchase certain administrative services from MONY under a services agreement, to enable the Company to administer the Contracts.


     In September 1997, MONY announced that it had begun the process of demutualization. In September 1998, MONY received approval from the Insurance Department of the State of New York to present the Plan of Demutualization to MONY policyholders and to request the approval of those policyholders of that Plan. If completed, it is not expected that demutualization will have any material effect on the Company. At December 31, 1997, MONY had approximately $133.2 million invested in the Company to support its insurance operations.


     The Company offers a variety of forms of variable annuities, fixed annuities, and variable universal life insurance and universal life insurance policies on a non-participating basis. The Company is a registered investment adviser providing investment management and administration services.


     B.  DESCRIPTION OF BUSINESS


     The Company offers variable annuities, fixed annuities, and variable universal life insurance and universal life insurance policies. Recently, it began to offer term life insurance as well. Its products are distributed largely through the career agent field force of MONY. Together with MONY and its affiliates MONY Securities Corp. and Enterprise Funds Distributors, Inc., the Company is a part of an organization that also markets mutual funds and investment management services.

     The Company's universal life insurance policies are offered to individuals to meet a variety of needs as well as to businesses desiring to provide payroll deduction life insurance to their employees. The Company's universal life insurance policies permit the policyowner to vary the amount and frequency of periodic cash premiums they pay, depending upon the needs of the policyowner and the availability of value within the policy necessary to keep the policy in force by paying the various charges, including, without limitation, the cost of insurance charges.

     The Company's variable life and variable annuity products are also offered to individuals and allow the customer to choose from among subaccounts pursuing a wide variety of investment objectives which reflect the investment objectives of the underlying mutual funds managed by premier mutual fund managers. These products are attractive to customers seeking to meet a variety of objectives, including life insurance protection and retirement accumulations, respectively.

     The Company's survivorship life products insure several lives and provide for the payment of death benefits upon the death of the last surviving insured.


     The Company also offers a Corporate Sponsored Variable Universal Life Insurance policy to corporations to meet needs which can be met by the death benefit and cash value accumulation provisions of the policy.

     The Company's recently introduced term life insurance product is a level term life insurance policy. It is largely distributed through the career agent field force of MONY.

     The Company also offers a variety of policy riders designed to provide additional benefits or flexibility at the option of the policyowner. These riders include riders that waive premium payments upon disability, pay higher benefits in the event of accidental death, allow purchase of additional coverage without evidence of insurability, and permit the addition of term insurance to provide additional death benefit protection.

     The Company's variable life insurance and variable annuity business has grown substantially in recent years. In part, this growth is due to the development of variable life insurance policies for both the individual as well as the corporate sponsored life insurance markets. The Company also believes that the growth of these products has been further enhanced by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with variable annuity products which provide the purchaser with some ability to direct the investment strategy, and the performance of the financial markets, particularly the U.S. stock markets, in recent years.


     C.  REGULATION


     The Company, as with other insurance companies, is subject to extensive regulation and supervision in the jurisdictions in which it does business. Such regulations impose restrictions on the amount and type of investments insurance companies may hold. These regulations also affect many other aspects of insurance companies businesses, including licensing of insurers and their products and agents, risk-based capital requirements and the type and amount of required asset valuation reserve accounts. These regulations are primarily intended to protect policyholders. The Company can not predict the effect that any proposed or future legislation may have on the financial condition or results of operations of the Company.

     Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, insurance regulators periodically examine an insurer's financial condition, adherence to statutory accounting practices and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or the restructuring of insurance companies.

     As part of their routine regulatory oversight process, state insurance departments conduct detailed examinations periodically (generally once every three to four years) of the books, records and accounts of insurance companies domiciled in their states. Such examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the National Association of Insurance Commissioners (NAIC). The operations of the Company were examined by the Arizona Insurance Department for each of the three years ended December 31, 1996. The report did not deal with any matter which may reasonably be expected to result in a material effect on the Company's financial condition or results of operations.

     In recent years, a number of life and annuity insurers have been the subject of regulatory proceedings and litigation relating to alleged improper life insurance pricing and sales practices. Some of these insurers have incurred or paid substantial amounts in connection with the resolution of such matters. See "-- Legal Proceedings". In addition, state insurance regulatory authorities regularly make inquiries, hold investigations and administer market conduct examinations with respect to insurers' compliance with applicable insurance laws and regulations.

     The Company and MONY continuously monitor sales, marketing and advertising practices, and related activities of their agents and personnel and provide continuing education and training in an effort to ensure compliance with applicable insurance laws and regulations. There can be no assurance that any non-compliance with such applicable laws and regulations would not have a material adverse effect on the Company.

     D.  COMPETITION


     The Company believes that competition in the Company's lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition. The Company competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds, many of whom have greater financial resources, offer alternative products or more competitive pricing and, with respect to other insurers, have higher ratings than the Company. Competition exists for individual consumers, employer groups, and agents and with other distributors of insurance products. National banks, with their preexisting customer bases for financial services products, may pose increasing competition as a result of the United States Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company which permits national banks to sell annuity products of life insurance companies in certain circumstances.

     Several proposals to repeal or modify the Glass-Steagall Act of 1933, as amended, and the Bank Holding Company Act of 1956, as amended, have been made by members of Congress and the Clinton Administration. Currently, the Bank Holding Company Act generally restricts banks from being affiliated with insurance companies. None of these proposals has yet been enacted, and it is not possible to predict whether any of these proposals will be enacted, or, if enacted, their potential effect on the Company.


     E.  EMPLOYEES


     The Company has no employees. The Company has entered into a Services Agreement with MONY, pursuant to which MONY provides the services necessary to operate the business of the Company.

2.  PROPERTIES

     The Company's administrative offices are located at 1740 Broadway, New York, New York 10019. MONY's principal executive offices are also located there. MONY's administrative operations offices are located in Syracuse, New York, and the administrative services, principally related to the underwriting, issuance, and service of the Company's policies and policyholders, as well as the administration of claims, is conducted from those offices. MONY leases these offices.

3.  LEGAL PROCEEDINGS

     In late 1995 and during 1996 a number of purported class actions were commenced in various state and federal courts against the Company and MONY alleging that the Company and MONY engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases (including the Goshen case discussed below) seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting the Company and MONY from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. The Company and MONY have answered the complaints in each action (except for one being voluntarily held in abeyance), has denied any wrongdoing and has asserted numerous affirmative defenses.

     On June 7, 1996, the New York State Supreme Court certified the Goshen case, being the first of the aforementioned class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by the Company and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, the Company and MONY filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District

Court for the District of Massachusetts, or are being voluntarily held in abeyance pending the outcome of the Goshen case. The Massachusetts District Court in the Multidistrict Litigation has entered an order essentially holding all of the federal cases in abeyance pending the outcome of the Goshen case.

     On October 21, 1997, the New York State Supreme Court granted the motion for summary judgment and dismissed all claims filed in the Goshen case against the Company and MONY on the merits. The order by the New York State Supreme Court has been appealed by plaintiffs and all actions before the United States District Court for the District of Massachusetts are still pending. There can be no assurance, however, that the present or any future litigation relating to sales practices will not have a material adverse effect on the Company.

     In addition to the foregoing, from time to time the Company is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on the Company.


4.  STATUTORY-BASIS FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



     The statutory-basis financial statements of the Company are included in a separate section of this prospectus.


     Semi-annual and annual reports are sent to contract owners of the variable annuity and life insurance contracts issued through registered Separate Accounts of the Company.


     The statutory-basis financial statements of the Company included in this prospectus, other than the unaudited interim condensed statutory-basis financial statements, have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included herein in reliance upon the report of said firm given on the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers LLP's office is located at 1301 Avenue of the Americas, New York, New York 10019.



5.  SELECTED STATUTORY-BASIS FINANCIAL INFORMATION



                 SELECTED STATUTORY-BASIS FINANCIAL INFORMATION



     The following table sets forth selected historical statutory-basis financial information for the Company prepared in conformity with the accounting practices prescribed or permitted by the Insurance Department of the State of Arizona ("statutory basis" or "SAP"). The selected statutory-basis financial information for each of the three years in the period ended December 31, 1997, and at December 31, 1997 and 1996, has been derived from statutory-basis financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere herein. The selected statutory-basis financial information as of December 31, 1995, 1994 and 1993 and for the years ended December 31, 1994 and 1993 have been derived from statutory-basis financial statements, not included elsewhere herein. The selected statutory-basis financial information for the six-month periods ended June 30, 1998 and 1997, and at June 30, 1998, has been derived from unaudited interim condensed statutory-basis financial statements included elsewhere herein. The selected statutory-basis financial information at June 30, 1997 has been derived from unaudited interim statutory-basis financial statements not included elsewhere herein. In the opinion of the Company's management, all unaudited interim statutory-basis financial information presented in the table below reflects all adjustments (consisting of normal, recurring accruals) necessary for a fair statement of the Company's admitted assets, liabilities, capital and surplus and results of operations for such periods in accordance with SAP. The results of operations for the six month period ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year. This selected statutory-basis financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company's statutory-basis financial statements and the notes thereto and the other statutory-basis financial information included elsewhere in this Prospectus.

                                                      AS OF AND FOR THE
                                                         SIX MONTHS
                                                       ENDED JUNE 30,           AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                     -------------------   ----------------------------------------------------
                                                       1998       1997       1997       1996       1995       1994       1993
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                                  ($ IN MILLIONS)
SUMMARY OF OPERATIONS (STATUTORY-BASIS)
REVENUES:
Premiums, Annuity Considerations, and Fund
  Deposits.........................................  $  442.8   $  395.3   $  799.0   $  741.9   $  607.1   $  500.3   $  528.9
Net Investment Income..............................      48.2       49.7       99.0      102.1      104.9       96.3      107.6
Other Income, net..................................       0.0        0.1        0.3        0.0        2.5        0.0        0.3
                                                     --------   --------   --------   --------   --------   --------   --------
        Total Income...............................     491.0      445.1      898.3      844.0      714.5      596.6      636.8
BENEFITS & EXPENSES:
Policyholder and Contractholder Benefits...........     263.8      191.9      407.3      336.7      309.3      246.1      227.4
Change in Policy and Contract Reserves.............     (25.9)     (21.8)     (42.9)     (35.0)      38.6       42.1        5.7
Commissions........................................      19.1       17.8       40.9       36.8       32.3       24.7       21.6
Operating Expenses.................................      44.1       30.0       64.9       53.2       44.7       34.4       32.6
Transfers to Separate Accounts.....................     175.1      206.4      397.5      428.1      275.6      237.6      331.1
                                                     --------   --------   --------   --------   --------   --------   --------
        Total Benefits and Expenses................     476.2      424.3      867.7      819.8      700.5      584.9      618.4
Net Gain from Operations Before Federal Income
  Taxes............................................      14.8       20.8       30.6       24.2       14.0       11.7       18.4
Federal Income Taxes...............................       7.5       10.4       17.4       14.4        8.0        3.3        1.6
                                                     --------   --------   --------   --------   --------   --------   --------
Net Gain from Operations...........................       7.3       10.4       13.2        9.7        6.0        8.4       16.8
Net Realized Capital Losses........................      (0.1)      (1.9)      (3.5)      (1.7)      (1.4)      (2.3)      (2.3)
                                                     --------   --------   --------   --------   --------   --------   --------
Net Income.........................................  $    7.2   $    8.5   $    9.7   $    8.0   $    4.6   $    6.1   $   14.5
                                                     ========   ========   ========   ========   ========   ========   ========
SUMMARY OF ADMITTED ASSETS, LIABILITIES, CAPITAL &
  SURPLUS
ASSETS:
General Account....................................  $1,348.2   $1,391.7   $1,354.7   $1,411.9   $1,452.3   $1,395.2   $1,378.7
Separate Account...................................   4,211.9    3,104.6    3,606.7    2,530.0    1,685.8      998.1      736.4
                                                     --------   --------   --------   --------   --------   --------   --------
        Total......................................  $5,560.1   $4,496.3   $4,961.4   $3,941.9   $3,138.1   $2,393.3   $2,115.1
                                                     ========   ========   ========   ========   ========   ========   ========
Capital and Surplus................................  $  141.8   $  130.5   $  133.1   $  121.8   $  115.6   $  104.9   $  102.2
Asset Valuation Reserve ("AVR")....................      15.0       17.7       16.3       17.9       14.0       13.9       13.2
Capital and Surplus & AVR/General Account Assets...      11.6%      10.7%      11.0%       9.9%       8.9%       8.5%       8.4%

COMPOSITION OF GENERAL ACCOUNT INVESTED ASSETS
Bonds..............................................  $1,095.5   $1,069.1   $1,074.7   $1,048.0   $1,017.6   $  992.1   $  986.9
Cash & Short Term Investments......................      26.0       61.5       46.0       90.2      125.2       78.7       36.9
Mortgage Loans.....................................     138.0      150.7      134.8      158.8      173.2      175.7      220.5
Real Estate........................................       9.5       28.9       22.6       40.7       58.4       69.9       65.9
Other..............................................      56.2       53.1       53.9       51.2       46.7       39.9       39.9
                                                     --------   --------   --------   --------   --------   --------   --------
        Total......................................  $1,325.2   $1,363.3   $1,332.0   $1,388.9   $1,421.1   $1,356.3   $1,350.1
                                                     ========   ========   ========   ========   ========   ========   ========
Bonds..............................................        83%        78%        81%        75%        72%        73%        73%
Cash & Short Investments...........................         2          5          3          7          9          6          3
Mortgage Loans.....................................        10         11         10         11         12         13         16
Real Estate........................................         1          2          2          3          4          5          5
Other..............................................         4          4          4          4          3          3          3
                                                     --------   --------   --------   --------   --------   --------   --------
        Total......................................       100%       100%       100%       100%       100%       100%       100%
                                                     ========   ========   ========   ========   ========   ========   ========

6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Management's discussion and analysis of financial condition and results of operations contains forward-looking statements that are intended to enhance the reader's ability to assess the future financial performance of the Company. These forward-looking statements are not based on historical information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment yields and interest spread, or the earnings or profitability of the Company's activities. Because these statements are subject to numerous assumptions, risks, and uncertainties, actual results could be materially different. The following factors, among others, may have such an impact: changes in economic conditions; movements in interest rates and the stock markets; competitive pressures on product pricing and services; success and timing of business strategies; and the nature and extent of legislation and regulatory actions and reforms. Readers are directed to consider these and other risks and uncertainties described in more detail elsewhere in documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future events, or otherwise.



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS



     The following discussion addresses the statutory-basis financial condition and results of operations of MONY Life Insurance Company of America ("MLOA" or the "Company") for the periods indicated. This discussion should be read in conjunction with the Company's statutory-basis financial statements, notes to statutory-basis financial statements and other statutory-basis financial information included elsewhere in this prospectus.



     The following summarizes the Company's statutory-basis results of operations for the years indicated:



                                                  FOR THE SIX
                                                 MONTH PERIODS          FOR THE YEAR ENDED
                                                 ENDED JUNE 30,            DECEMBER 31,
                                                ----------------    --------------------------
                                                 1998      1997      1997      1996      1995
                                                ------    ------    ------    ------    ------
                                                               ($ IN MILLIONS)
STATEMENT OF OPERATIONS
REVENUES:
Premiums, Annuity Considerations, and
  Fund Deposits...............................  $442.8    $395.3    $799.0    $741.9    $607.1
Net Investment Income.........................    48.2      49.7      99.0     102.1     104.9
Other Income, net.............................     0.0       0.1       0.3       0.0       2.5
                                                ------    ------    ------    ------    ------
          Total Income........................   491.0     445.1     898.3     844.0     714.5
BENEFITS & EXPENSES:
Policyholder and Contractholder Benefits......   263.8     191.9     407.3     336.7     309.3
Change in Policy and Contract Reserves........   (25.9)    (21.8)    (42.9)    (35.0)     38.6
Commissions...................................    19.1      17.8      40.9      36.8      32.3
Operating Expenses............................    44.1      30.0      64.9      53.2      44.7
Transfers to Separate Accounts................   175.1     206.4     397.5     428.1     275.6
                                                ------    ------    ------    ------    ------
          Total Benefits and Expenses.........   476.2     424.3     867.7     819.8     700.5
Net Gain from Operations Before Federal
  Income Taxes................................    14.8      20.8      30.6      24.2      14.0
Federal Income Taxes..........................     7.5      10.4      17.4      14.4       8.0
                                                ------    ------    ------    ------    ------
Net Gain from Operations......................     7.3      10.4      13.2       9.7       6.0
Net Realized Capital Losses...................    (0.1)     (1.9)     (3.5)     (1.7)     (1.4)
                                                ------    ------    ------    ------    ------
Net Income....................................  $  7.2    $  8.5    $  9.7    $  8.0    $  4.6
                                                ======    ======    ======    ======    ======

SIX MONTH PERIOD ENDED JUNE 30, 1998 COMPARED TO SIX MONTH PERIOD ENDED JUNE 30, 1997:



     Net gain from operations before federal income taxes was $14.8 million for the six month period ended June 30, 1998 as compared to $20.8 million for the six months ending June 30, 1997, a decrease of $6.0 million. The principal reason for the decrease was higher operating expenses.



     Premiums, Annuity Considerations, and Fund Deposits were $442.8 million for the six month period ended June 30, 1998, an increase of $47.5 million, from $395.3 million recorded for the six month period ended June 30, 1997. The principal reasons for the change from period to period are as follows:



          Total premiums and annuity considerations were $127.2 million for the six month period ended June 30, 1998 compared to $65.8 million for the six month period ended June 30, 1997, an increase of $61.4 million. The new Corporate Sponsored Variable Universal Life (CSVUL) product, introduced in 1997, accounted for most of the change in premiums with an increase of $51.6 million as compared to the prior year six month period. Premiums for the Variable Universal Life (VUL) product, introduced in 1995, increased $15.4 million for the first six months of 1998 as compared to 1997.



          Annuity and other fund deposits decreased from $316.0 million for the six month period ending June 30, 1997 to $303.1 million for the six month period ended June 30, 1998, a decrease of $12.9 million. Flexible premium variable annuity sales declined by $11.5 million and single premium deferred annuity sales decreased by $1.4 million between the periods.



     Net investment income decreased by $1.5 million, to $48.2 million for the six month period ended June 30, 1998 from $49.7 million for the six month period ended June 30, 1997 due primarily to lower interest rates on new investments.



     Policyholder and Contractholder Benefits were $263.8 million for the six month period ended June 30, 1998, an increase of $71.9 million, from $191.9 million recorded for the six month period ended June 30, 1997. The principal reasons for the change from period to period are as follows:



          Death benefits for the six month period ending June 30, 1998 were $11.6 million compared to $11.2 million for the six month period ended June 1997, an increase of $0.4 million due to less death benefits covered by reinsurance.



          Annuity benefits of $15.7 million for the six month period ended June 30, 1998 are $3.8 million higher than the $11.9 million for the comparable six month period in 1997 due primarily to increased payouts on FPVA contracts resulting from death claims.



          Surrenders for the six month period ended June 30, 1998 were $217.8 million compared to $148.4 million for the six month period ended June 30, 1997. This increase was due to increased withdrawals of FPVA contracts partially offset by lower withdrawals of single premium deferred annuities ("SPDA's").



          The reserve for life policies increased $14.8 million for the six month period ended June 30, 1998 compared to an increase of $11.9 million for the six month period ended June 30, 1997 due primarily to the introduction of the new level term product and growth in the universal life fund balance.



          The change in liability for premiums and other deposit funds had a decrease of $34.4 million for the six month period ended June 30, 1997 compared to a decrease of $40.8 million for the six month period ended June 30, 1998. The decrease in both years reflects consumer preference for equity participation products.



     Transfers to separate accounts decreased from $206.4 million for the six month period ended June 30, 1997 to $175.1 million the six month period ended June 30, 1998 due to higher FPVA withdrawals and asset charges for the first six months of 1998 compared to the similar period in 1997.



     Federal income taxes decreased from $10.4 million for the six month period ended June 30, 1997 to $7.5 million for the six month period ended June 30, 1998 due primarily to lower operating income.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996:



     Net gain from operations before federal income taxes was $30.6 million for the year ended December 31, 1997 compared to $24.2 million in 1996, an increase of $6.4 million. The principal reason for the increase was higher gains generated by the growth in the FPVA block of business.



     Premiums, Annuity Considerations, and Fund Deposits were $799.0 million for the year ended December 31, 1997, an increase of $57.1 million, from $741.9 million recorded for the year ended December 31, 1996. The principal reasons for the change from period to period are as follows:



          Total premiums and annuity considerations were $141.9 million in 1997 compared to $112.2 million for 1996, an increase of $29.7 million. Premiums for the VUL product, introduced in 1995, increased $26.5 million over the prior year. The new CSVUL product, introduced in 1997, had $2.1 million of first year premiums. Group Universal Life (GUL) premiums were up slightly at $14.5 million in 1997 compared to $13.7 million in 1996 resulting from increased renewal premiums.



          Annuity and other fund deposits increased from $601.0 million in 1996 to $628.7 million in 1997, an increase of $27.7 million. FPVA sales were $624.5 million in 1997, up from $594.5 million in 1996, reflecting consumers' preference for equity participation in the favorable stock market.



     Net investment income decreased from $102.1 million for the year ended December 31, 1996 to $99.0 million for the year ended December 31, 1997, a decrease of $3.1 million due primarily to a $45.0 million decrease in average invested assets. The decrease is due to the timing of operating cash flow primarily resulting from the fact that many of the new sales are related to separate account products while the field expenses and commissions are absorbed in the general account. Operating cash flow or fees derived from separate account business, including mortality, administrative fees and surrender charges will be reflected in the general account over the duration of the contracts.



     Policyholder and Contractholder Benefits were $407.3 million for the year ended December 31, 1997, an increase of $70.6 million, from $336.7 million recorded for the year ended December 31, 1996. The principal reasons for the change from period to period are as follows:



          Death benefits in 1997 were $27.6 million compared to $20.8 million in 1996 due to higher cash value payments released upon death (which is offset in changes in reserves) and lower recoveries of death benefits from reinsurers.



          Annuity benefits of $25.0 million for 1997 are $4.5 million higher than the $20.5 million in 1996 due primarily to increased payouts on FPVA and SPDA contracts resulting from death claims.



          Surrenders in 1997 were $312.7 million compared to $256.9 million in 1996. This increase was due to increased surrenders of FPVA contracts partially offset by lower SPDA and COA withdrawals.



          The reserve for life policies increased $27.1 million in 1997 compared to an increase of $35.3 million in 1996 due primarily to lower universal life ("UL") premiums, reflecting consumers' preference for equity participation products generating a shift in growth to the separate accounts.



          The change in liability for premiums and other deposit funds remained basically flat with a decrease of $69.7 million in 1997 compared to a decrease of $70.6 million in 1996. This decrease in both years reflects consumer preference for equity participation products.



     Transfers to separate accounts decreased from $428.1 million in 1996 to $397.5 million in 1997 due to higher FPVA withdrawals and asset charges.



     Federal income taxes increased from $14.4 million in 1996 to $17.4 million in 1997 due primarily to higher operating income.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995:



     Net gain from operations before federal income taxes was $24.2 million for the year ended December 31, 1996 compared to $14.0 million in 1995, an increase of $10.2 million. The principal reasons for the increase were improved mortality and higher gains generated by the growth in the FPVA block of business.



     Premiums, Annuity Considerations, and Fund Deposits were $741.9 million for the year ended December 31, 1996, an increase of $134.8 million, from $607.1 million recorded for the year ended December 31, 1995. The principal reasons for the change from period to period are as follows:



          In 1996, MLOA's new life and annuity sales, as measured by first year premiums and deposits, increased 22% from $451.5 million in 1995 to $549.4 million. Sales of the Company's VUL product, introduced in 1995, aggregated $32.1 million of first year premium compared with $12.3 million the prior year. FPVA sales were $494.7 million of new deposits in 1996, up from $370.3 million in 1995. This continued strong performance of variable products combined with decreased UL sales reflects customer preference for equity participation products.



          Total premiums and annuity considerations were $112.2 million in 1996 compared to $111.6 million for 1995. VUL production increased $23.0 million over the prior year and was partially offset by the decrease in UL sales as the mix of business continued to shift to equity participation products.



          Annuity and other fund deposits increased from $464.7 million in 1995 to $601.0 million in 1996 as a result of increased FPVA sales primarily due to consumers' preference for equity participation in the favorable stock market.



     Net investment income decreased from $104.9 million for the year ended December 31, 1995 to $102.1 million for the year ended December 31, 1996, a decrease of $2.8 million due to a decrease in the yield from 7.7% to 7.4% as a result of the reinvestment of maturing assets at lower rates, and a shift in assets from general to separate account.



     Policyholder and Contractholder Benefits were $336.7 million for the year ended December 31, 1996, an increase of $27.4 million, from $309.3 million recorded for the year ended December 31, 1995. The principal reasons for the change from period to period are as follows --



          Death benefits in 1996 were $20.8 million compared to $25.1 million in 1995 due to favorable mortality.



          Annuity benefits at $20.5 million for 1996 are $0.9 million higher than the $19.6 million in 1995 due primarily to increased payouts on FPVA and COA contracts resulting from death claims offset by lower SPDA death claims.



          Surrenders in 1996 were $256.9 million compared to $231.9 million in 1995. This increase was due to increased surrenders of FPVA and COA contracts partially offset by lower SPDA withdrawals.



          The reserve for life policies increased $35.3 million in 1996 compared to an increase of $51.2 million in 1995 due to lower UL premiums and consumers' preference for equity participation products generating a shift in growth to the separate accounts, and a corresponding release in reserves.



          The liability for premiums and other deposit funds decreased $70.6 million in 1996 compared to a decrease of $20.8 million in 1995 as a result of FPVA contractholders moving to the variable separate account from the fixed option in the general account.



     Transfers to separate accounts increased from $275.6 million in 1995 to $428.1 million in 1996 due to contractholders electing variable equity participation options which are available in FPVA and VUL products.



     Federal income taxes increased from $8.0 million in 1995 to $14.4 million in 1996 due to higher operating income and higher DAC taxes.

REALIZED CAPITAL GAINS (LOSSES)



     Following is a summary of realized capital gains and (losses) for the periods indicated:



                                                     SIX MONTHS ENDED
                                                         JUNE 30,         YEARS ENDED DECEMBER 31,
                                                     ----------------    --------------------------
                                                      1998      1997      1997      1996      1995
                                                     ------    ------    ------    ------    ------
                                                                     (IN MILLIONS)
Bonds..............................................  $ 1.2     $(0.6)    $(3.1)    $ 0.9     $ 0.2
Common stock.......................................    0.2       0.0       0.7       0.0       0.0
Real estate and mortgage loans.....................    0.9      (0.5)      0.4      (0.1)     (0.4)
Other invested assets..............................    0.0      (0.2)     (0.2)      0.0       0.0
Derivative instruments.............................    0.0       0.0       0.0      (0.8)     (0.0)
                                                     -----     -----     -----     -----     -----
     Subtotal......................................    2.3      (1.3)     (2.2)      0.0      (0.2)
Taxes..............................................   (1.4)     (0.2)     (0.5)     (0.8)     (0.7)
Transferred to Interest Maintenance Reserve (IMR),
  net of taxes.....................................   (1.0)     (0.4)     (0.8)     (0.9)     (0.5)
                                                     -----     -----     -----     -----     -----
     Net realized capital losses...................  $(0.1)    $(1.9)    $(3.5)    $(1.7)    $(1.4)
                                                     =====     =====     =====     =====     =====



     Net realized losses increased from $1.4 million in 1995 to $1.7 million in 1996 mostly due to losses on derivative instruments upon settlement, offset by higher gains on bonds. Realized losses on bonds in 1997 account for most of the increase in realized losses between 1996 and 1997. During 1997, 1996 and 1995, realized capital losses resulting from changes in interest rates on fixed income securities of $0.8 million (net of $0.5 million tax), $0.9 million (net of $0.5 million tax) and $0.5 million (net of $0.2 million tax), respectively, were transferred to the Company's IMR for future amortization into net income.



     The change in net realized capital losses for the first six months of 1998 as compared to the first six months of 1997 is primarily the result of higher gains on the sale of real estate properties and higher bond and mortgage prepayment gains in the first six months of 1998, as well as the disposal of a defaulted bond in the first six months of 1997 at a loss. During the first six months of 1998 and 1997, realized capital gains resulting from changes in interest rates on fixed income securities of $1.0 million (net of $0.5 million tax) and $0.4 million (net of $0.2 million tax), respectively, were transferred to the Company's IMR for future amortization into net income.



FINANCIAL POSITION



     The asset mix of the Company as of June 30, 1998, December 31, 1997 and December 31, 1996 continues to reflect management's commitment to provide adequate liquidity and limit new investments to investment grade bonds, with some selective purchases of National Association of Insurance Commissioners ("NAIC") category 3 bonds and agricultural mortgages.

     The Company's assets as of June 30, 1998 and December 31, 1997 and 1996 are as follows:



                                         JUNE 30,           DECEMBER 31,         DECEMBER 31,
                                     -----------------    -----------------    -----------------
                                       1998        %        1997        %        1996        %
                                     --------    -----    --------    -----    --------    -----
                                                           ($ IN MILLIONS)
Bonds..............................  $1,095.5     82.7    $1,074.7     80.7    $1,048.0     75.5
Cash and short-term investments....      26.0      2.0        46.0      3.5        90.2      6.5
Common stocks......................       0.1      0.0         1.0      0.1         1.2      0.1
Mortgage loans on real estate
  Commercial mortgages.............      29.6      2.2        35.3      2.6        41.1      2.9
  Agricultural mortgages...........     108.4      8.2        99.5      7.5       117.7      8.5
Policy loans.......................      48.7      3.7        45.9      3.4        41.4      3.0
Real estate
  Foreclosed.......................       4.2      0.3        14.9      1.1        26.4      1.9
  For investment...................       5.3      0.4         7.7      0.6        14.3      1.0
Other invested assets..............       7.4      0.5         7.0      0.5         8.6      0.6
                                     --------    -----    --------    -----    --------    -----
Total invested assets..............   1,325.2    100.0     1,332.0    100.0     1,388.9    100.0
Other..............................      23.0                 22.7                 23.0
                                     --------             --------             --------
Total General Accounts Assets......   1,348.2              1,354.7              1,411.9
Separate Accounts..................   4,211.9              3,606.7              2,530.0
                                     --------             --------             --------
Total Assets.......................  $5,560.1             $4,961.4             $3,941.9
                                     ========             ========             ========



     Bonds eligible for amortization under rules promulgated by the NAIC are carried at amortized cost, while all other bonds are carried at values adopted by the NAIC, which approximate fair market value. Loan backed bonds and structured securities are valued at amortized cost using the effective interest method considering anticipated prepayments at the date of purchase; significant changes in the estimated cash flows from the original purchase assumptions are accounted for using the retrospective method.



     Real estate acquired through foreclosure is carried at the lower of cost or the estimated fair value at the time of foreclosure, less cumulative depreciation and encumbrances. Mortgage loans in process of foreclosure are also carried at the lower of cost or the estimated fair value. Fair value is determined by using the estimated discounted cash flows expected from the underlying real estate properties. These projected cash flows are based on estimates regarding future operating expenses, lease rates, occupancy levels and investors' targeted yields.



     The Company provides, through a direct charge to surplus, an investment valuation reserve for permanent impairment of real estate investments, joint venture partnerships in real estate, mortgage loans delinquent for more than 60 days and restructured mortgage loans. This reserve reflects, in part, the excess of the carrying value of such assets over the estimated undiscounted cash flows expected from the underlying real estate properties. These projected cash flows are based on estimates similar to those described in the preceding paragraph. As of June 30, 1998, December 31, 1997 and 1996, the Company's investment reserve for its mortgage loan and real estate investments was $6 million, $6 million and $4 million, respectively.



     Cash and short-term investment balances were $26.0 million, $46.0 million, and $90.2 million at June 30, 1998 and December 31, 1997 and 1996, respectively, and have decreased each period as cash proceeds were reinvested in long term bonds.



     The increase in separate account assets from $2,530.0 million at December 31, 1996 to $3,606.7 million at December 31, 1997 and $4,211.9 million at June 30, 1998 is primarily a result of FPVA production and favorable stock market performance.

BONDS



     The Securities Valuation Office (SVO) of the NAIC evaluates the investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories called "NAIC Designations". The NAIC Designations closely mirror the nationally recognized securities rating organizations' definitions for marketable bonds. NAIC Designations 1 and 2 include bonds considered investment grade (Baa or higher by Moody's or BBB or higher by Standard and Poors) by such rating organizations. NAIC Designations 3 through 6 are referred to as below investment grade (Ba or lower by Moody's or BB or lower by Standard and Poors).



     The following tables show the Company's bond investments by NAIC designation at June 30, 1998, December 31, 1997 and December 31, 1996.



                                 JUNE 30, 1998



                                    TOTAL                    TOTAL
NAIC                               PUBLICLY                PRIVATELY
RATINGS                             TRADED     % PUBLIC     PLACED      % PRIVATE     TOTAL      % TOTAL
-------                            --------    --------    ---------    ---------    --------    -------
                                                              ($ IN MILLIONS)
Class 1..........................   $373.1       62.6%      $150.7         30.2%     $  523.8      47.8%
Class 2..........................    202.3       33.9        301.7         60.4         504.0      46.0
                                    ------      -----       ------        -----      --------     -----
          Subtotal...............    575.4       96.5        452.4         90.6       1,027.8      93.8
Class 3..........................     20.9        3.5         38.7          7.8          59.6       5.4
Class 4..........................      0.0        0.0          7.5          1.5           7.5       0.7
Class 5..........................      0.0        0.0          0.0          0.0           0.0       0.0
Class 6..........................      0.0        0.0          0.6          0.1           0.6       0.1
                                    ------      -----       ------        -----      --------     -----
          Totals.................   $596.3      100.0%      $499.2        100.0%     $1,095.5     100.0%
                                    ======      =====       ======        =====      ========     =====



                               DECEMBER 31, 1997



                                    TOTAL                    TOTAL
NAIC                               PUBLICLY                PRIVATELY
RATINGS                             TRADED     % PUBLIC     PLACED      % PRIVATE     TOTAL      % TOTAL
-------                            --------    --------    ---------    ---------    --------    -------
                                                              ($ IN MILLIONS)
Class 1..........................   $390.6       63.0%      $162.7         35.8%     $  553.3      51.5%
Class 2..........................    203.3       32.8        238.4         52.4         441.7      41.1
                                    ------      -----       ------        -----      --------     -----
          Subtotal...............    593.9       95.8        401.1         88.2         995.0      92.6
Class 3..........................     21.0        3.4         45.6         10.0          66.6       6.2
Class 4..........................      5.0        0.8          7.5          1.7          12.5       1.1
Class 5..........................      0.0        0.0          0.0          0.0           0.0       0.0
Class 6..........................      0.0        0.0          0.6          0.1           0.6       0.1
                                    ------      -----       ------        -----      --------     -----
          Totals.................   $619.9      100.0%      $454.8        100.0%     $1,074.7     100.0%
                                    ======      =====       ======        =====      ========     =====

                               DECEMBER 31, 1996



                                    TOTAL                    TOTAL
NAIC                               PUBLICLY                PRIVATELY
RATINGS                             TRADED     % PUBLIC     PLACED      % PRIVATE     TOTAL      % TOTAL
-------                            --------    --------    ---------    ---------    --------    -------
                                                              ($ IN MILLIONS)
Class 1..........................   $379.5       67.6%      $162.4         33.4%     $  541.9      51.7%
Class 2..........................    165.2       29.4        281.5         57.9         446.7      42.6
                                    ------      -----       ------        -----      --------     -----
          Subtotal...............    544.7       97.0        443.9         91.3         988.6      94.3
Class 3..........................     17.2        3.0         33.3          6.9          50.5       4.8
Class 4..........................      0.0        0.0          4.7          1.0           4.7       0.5
Class 5..........................      0.0        0.0          0.8          0.1           0.8       0.1
Class 6..........................      0.0        0.0          3.4          0.7           3.4       0.3
                                    ------      -----       ------        -----      --------     -----
          Totals.................   $561.9      100.0%      $486.1        100.0%     $1,048.0     100.0%
                                    ======      =====       ======        =====      ========     =====



     Total public and private bonds increased to $1,095.5 million at June 30, 1998 from $1,074.7 million at December 31, 1997 and $1,048.0 million at December 31, 1996. Bonds represented approximately 82.7%, 80.7% and 75.5% of total general account invested assets at June 30, 1998, December 31, 1997 and December 31, 1996, respectively. MLOA selectively invests in privately placed bonds to enhance the overall value of the portfolio, increase diversification and obtain higher yields than are possible with comparable public market securities. Private placement investments are made after extensive analysis of the financial condition of the borrower and include protective covenants to assure future quality of the Company's investments. A significant portion of bond investments is in high quality publicly traded bonds in order to maintain and manage liquidity and reduce the risk of default in the portfolio. The bond portfolio was comprised of 54.4% public bonds and 45.6% private placements at June 30, 1998, 57.7% in public bonds and 42.3% in private placements at December 31, 1997 and 53.6% in public bonds and 46.4% in private placements at December 31, 1996.



     At June 30, 1998, approximately 93.8% of the bond portfolio is held in NAIC category 1 and 2 bonds and 100% of its publicly traded bonds were rated in the top three quality categories. There were $0.6 million, $0.6 million and $3.4 million of non-performing bonds (NAIC category 6) held at June 30, 1998, December 31, 1997 and December 31, 1996, respectively.

     MLOA's bond portfolio by industry is as follows:



                           INDUSTRY EXPOSURE OF BONDS



                                     JUNE 30, 1998        DECEMBER 31, 1997      DECEMBER 31, 1996
                                  -------------------    -------------------    -------------------
INDUSTRY CLASS                    BOOK VALUE      %      BOOK VALUE      %      BOOK VALUE      %
--------------                    ----------    -----    ----------    -----    ----------    -----
                                                           ($ IN MILLIONS)
Consumer Goods & Services.......   $  137.8      12.6     $  112.5      10.5     $  100.4       9.6
Other Manufacturing.............      130.5      11.9        106.0       9.9        116.9      11.2
Public Utilities................      127.2      11.6        123.8      11.5        129.0      12.3
Non-Government-Asset Backed.....      126.8      11.6        128.3      11.9        133.5      12.7
Energy..........................      121.7      11.1        128.3      11.9        119.7      11.4
Mortgage Backed-Government &
  Agency........................      119.6      10.9        123.9      11.5        126.7      12.1
Financial Services..............      117.7      10.7        133.5      12.4        102.6       9.8
Transportation/Aerospace........       74.8       6.8         82.5       7.7         78.5       7.5
Bank Holding Companies..........       49.2       4.5         39.4       3.7         32.6       3.1
Nat Res/Manuf (non-energy)......       40.2       3.7         40.4       3.8         45.2       4.3
Banks...........................       19.2       1.8         19.2       1.8         25.5       2.4
Cable Television................       11.8       1.1         12.2       1.1         16.7       1.6
Media/Advertising...............        8.1       0.7         13.8       1.3         14.8       1.4
Government & Agency.............        5.9       0.5          5.9       0.5          5.9       0.6
Other...........................        5.0       0.5          5.0       0.5           --       0.0
                                   --------     -----     --------     -----     --------     -----
          Total.................   $1,095.5     100.0%    $1,074.7     100.0%    $1,048.0     100.0%
                                   ========     =====     ========     =====     ========     =====



     MLOA's long-term bond portfolio is well diversified among industry types. The largest industry classification is Consumer Good and Services which represents 12.6% of the total portfolio at June 30, 1998.



     The Company held $246.4 million of mortgage and asset-backed securities as of June 30, 1998, which represents 18.6% of the total invested assets. Of that amount, $119.6 million (48.5%) are agency-issued pass throughs and collateralized mortgage obligations (CMO's) secured by GNMA, FNMA and FHLMC, and $126.8 million (51.5%) were other types of mortgage and asset-backed securities. The Company actively monitors prepayment risk using quantitative and qualitative methods. MLOA believes that its active monitoring of its portfolio of mortgage-backed securities and the limited extent of its holdings of more volatile types of mortgage-backed securities mitigate exposure to losses from prepayment risks associated with rate fluctuations for this portfolio.



MATURITIES OF BONDS



     The amortized cost and estimated market value of bonds by final maturity date (excluding scheduled sinking funds) as of June 30, 1998, December 31, 1997 and December 31, 1996 are as follows:



                                 JUNE 30, 1998            DECEMBER 31,1997         DECEMBER 31, 1996
                             ----------------------    ----------------------    ----------------------
                                          ESTIMATED                 ESTIMATED                 ESTIMATED
                             AMORTIZED      FAIR       AMORTIZED      FAIR       AMORTIZED      FAIR
                               COST         VALUE        COST         VALUE        COST         VALUE
                             ---------    ---------    ---------    ---------    ---------    ---------
                                                          ($ IN MILLIONS)
Due one year or less.......  $   68.1     $   68.6     $   23.2     $   23.3     $   16.6     $   16.8
Due after one year through
  five years...............     376.9        383.7        411.4        418.1        437.5        443.1
Due after five years
  through ten years........     355.0        367.2        380.4        391.3        351.1        355.0
Due after ten years........     295.5        303.1        259.7        266.7        242.8        245.0
                             --------     --------     --------     --------     --------     --------
                             $1,095.5     $1,122.6     $1,074.7     $1,099.4     $1,048.0     $1,059.9
                             ========     ========     ========     ========     ========     ========

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



MORTGAGE LOANS



     As of June 30, 1998, the mortgage loan portfolio is comprised of $29.6 million in commercial loans and $108.4 million in agricultural mortgages. Total mortgage loans represent 10% of the general account invested assets.



     The Company has followed a strategy of reducing its commercial mortgage portfolio through sales to third parties, encouraging prepayments, paydowns, and repayments. Since 1991, the Company has not actively made any new commercial loans (other than refinancing existing mortgages and a limited number of purchase money mortgages on selected sales of real estate).



     The Company reduced its commercial mortgage loan portfolio to $29.6 million as of June 30, 1998, from $35.3 million as of December 31, 1997 and $41.1 million as of December 31, 1996.



     The agricultural loan balance was $108.4 million, $99.5 million and $117.7 million at June 30, 1998, December 31, 1997 and December 31, 1996, respectively. The increase from December 31, 1997 to June 30, 1998 is explained by $13.5 million of new loans offset with dispositions of $4.6 million. The decrease in the agricultural loan balance from December 31, 1996 to December 31, 1997 is mostly explained by dispositions of $12.7 million, repayments and prepayments of $17.7 million, offset with new loans of $12.2 million.



     The average yield on agricultural loans was 8.1% at June 30, 1998 and 99.4% of the portfolio was current as to interest and principal repayments.



     A schedule of commercial and agricultural mortgage loan maturities as of June 30, 1998, December 31, 1997 and 1996 is as follows:



                        MORTGAGE LOAN MATURITY SCHEDULE



                                                            JUNE 30, 1998
                                  ------------------------------------------------------------------
                                                                                    TOTAL
                                  COMMERCIAL      %      AGRICULTURAL      %      MORTGAGES      %
                                  ----------    -----    ------------    -----    ---------    -----
                                                           ($ IN MILLIONS)
One year or less................    $ 5.5        18.6       $  0.1         0.1     $  5.6        4.1
Over 1 to 3 years...............     13.5        45.6          4.8         4.4       18.3       13.3
Over 3 to 5 years...............      1.0         3.4         11.4        10.5       12.4        9.0
Over 5 to 10 years..............      7.5        25.3         26.8        24.7       34.3       24.9
Over 10 years...................      2.1         7.1         65.3        60.3       67.4       48.7
                                    -----       -----       ------       -----     ------      -----
          Total.................    $29.6       100.0       $108.4       100.0     $138.0      100.0
                                    =====       =====       ======       =====     ======      =====



                                                          DECEMBER 31, 1997
                                  ------------------------------------------------------------------
                                                                                    TOTAL
                                  COMMERCIAL      %      AGRICULTURAL      %      MORTGAGES      %
                                  ----------    -----    ------------    -----    ---------    -----
One year or less................    $ 4.6        13.1       $  0.0         0.0     $  4.6        3.4
Over 1 to 3 years...............     13.7        38.6          3.1         3.1       16.8       12.5
Over 3 to 5 years...............      5.4        15.4         12.5        12.6       17.9       13.3
Over 5 to 10 years..............      9.5        26.9         26.5        26.6       36.0       26.7
Over 10 years...................      2.1         6.0         57.4        57.7       59.5       44.1
                                    -----       -----       ------       -----     ------      -----
          Total.................    $35.3       100.0       $ 99.5       100.0     $134.8      100.0
                                    =====       =====       ======       =====     ======      =====

                                                          DECEMBER 31, 1996
                                  ------------------------------------------------------------------
                                                                                    TOTAL
                                  COMMERCIAL      %      AGRICULTURAL      %      MORTGAGES      %
                                  ----------    -----    ------------    -----    ---------    -----
One year or less................    $ 3.6         8.7       $  0.2         0.2     $  3.8        2.4
Over 1 to 3 years...............     17.0        41.3          1.2         1.0       18.2       11.5
Over 3 to 5 years...............     10.5        25.6          9.3         7.9       19.8       12.5
Over 5 to 10 years..............      7.8        19.1         33.3        28.3       41.1       25.9
Over 10 years...................      2.2         5.3         73.7        62.6       75.9       47.7
                                    -----       -----       ------       -----     ------      -----
          Total.................    $41.1       100.0       $117.7       100.0     $158.8      100.0
                                    =====       =====       ======       =====     ======      =====



     The table below provides the problem loan balance at June 30, 1998, December 31, 1997 and 1996.



                             PROBLEM MORTGAGE LOANS



                                      JUNE 30, 1998             DECEMBER 31, 1997           DECEMBER 31, 1996
                                -------------------------   -------------------------   -------------------------
                                COMMERCIAL   AGRICULTURAL   COMMERCIAL   AGRICULTURAL   COMMERCIAL   AGRICULTURAL
                                ----------   ------------   ----------   ------------   ----------   ------------
                                                                 ($ IN MILLIONS)
Over 90 days..................    $ 0.0          $0.7         $ 0.0          $0.0         $ 0.0          $0.0
In Process of Foreclosure.....      0.6           0.0           0.6           0.0           0.0           0.0
Restructured loans in Good
  Standing....................     14.1           0.0          14.1           0.0          15.0           0.5
                                  -----          ----         -----          ----         -----          ----
          Total...............    $14.7          $0.7         $14.7          $0.0         $15.0          $0.5
                                  =====          ====         =====          ====         =====          ====



     The following table shows the diversification of the total mortgage portfolio by region and property type:



                                             JUNE 30,         DECEMBER 31,       DECEMBER 31,
                                               1998               1997               1996
                                          ---------------    ---------------    ---------------
BY REGION                                             %                  %                  %
---------                                           -----              -----              -----
                                                             ($ IN MILLIONS)
West....................................  $ 57.7     41.9    $ 52.6     39.0    $ 59.5     37.4
Mountain................................    29.1     21.0      29.1     21.6      36.1     22.7
Southwest...............................    16.5     12.0      15.2     11.3      19.3     12.2
Northeast...............................    15.0     10.8      19.0     14.1      19.3     12.2
Midwest.................................    12.4      9.0      11.5      8.5      13.7      8.6
Southeast...............................     7.3      5.3       7.4      5.5      10.9      6.9
                                          ------    -----    ------    -----    ------    -----
          Total.........................  $138.0    100.0    $134.8    100.0    $158.8    100.0
                                          ======    =====    ======    =====    ======    =====



                                             JUNE 30,         DECEMBER 31,       DECEMBER 31,
                                               1998               1997               1996
                                          ---------------    ---------------    ---------------
BY TYPE                                               %                  %                  %
-------                                             -----              -----              -----
                                                             ($ IN MILLIONS)
Agricultural............................  $108.4     78.6    $ 99.5     73.8    $117.7     74.1
Office..................................    14.8     10.7      16.9     12.5      20.0     12.6
Industrial..............................     4.8      3.5       6.3      4.7       8.3      5.2
Retail..................................     4.7      3.4       4.7      3.5       6.7      4.2
Other...................................     3.9      2.8       4.0      3.0       4.1      2.6
Apartments..............................     1.4      1.0       3.4      2.5       2.0      1.3
                                          ------    -----    ------    -----    ------    -----
          Total.........................  $138.0    100.0    $134.8    100.0    $158.8    100.0
                                          ======    =====    ======    =====    ======    =====

EQUITY REAL ESTATE:



     Equity real estate is made up of investment real estate, foreclosed commercial properties and real estate partnerships (included in other assets of $7.0 million, $7.0 million and $8.1 million at June 30, 1998, December 31, 1997 and 1996, respectively). Real estate investments are 1.2% of general account invested assets as of June 30, 1998.



     Below is a table of the carrying values at June 30, 1998 and December 31, 1997 and 1996 for these investments:



                                                           JUNE 30,    DECEMBER 31,    DECEMBER 31,
                                                             1998          1997            1996
                                                           --------    ------------    ------------
                                                                       ($ IN MILLIONS)
Real Estate for Investment...............................   $ 5.3         $ 7.7           $14.3
Foreclosed Urban Properties..............................     4.2          14.9            26.4
                                                            -----         -----           -----
     Subtotal Real Estate................................     9.5          22.6            40.7
Real Estate Partnerships.................................     7.0           7.0             8.1
                                                            -----         -----           -----
          Grand Total Real Estate........................   $16.5         $29.6           $48.8
                                                            =====         =====           =====



     Total real estate decreased from $48.8 million at December 31, 1996 to $29.6 million at December 31, 1997 to $16.5 million at June 30, 1998 primarily due to sales of real estate properties.



COMMITMENTS



     At June 30, 1998, the Company had commitments to issue $5.0 million of fixed rate farm loans with periodic interest rate reset dates. The initial interest rates on such loans range from approximately 7.38% to 7.85%. There were no outstanding commercial mortgage or bond commitments as of June 30, 1998.



LIQUIDITY



     Net cash used by operations was $23.4 million for the six months ended June 30, 1998, $18.1 million for the six months ended June 30, 1997, $68.8 million for the year ended December 31, 1997 and $40.4 million for the year ended December 31, 1996. The increase in uses of $5.3 million for the six months ended June 30, 1998 as compared to the six months ended June 30, 1997, is due to higher operating expenses. The increase of $28.4 million for the year ended December 31, 1997 as compared to the year ended December 31, 1996, is primarily the result of a $27.5 million payment of Federal income tax by the Company to its parent during 1997. The negative cash flow from operations for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996 is primarily due to the fact that many of the new product sales are related to separate account products while the field expenses and commissions are absorbed in the general account. Operating cash flow or fees derived from Separate account business, including mortality, administrative fees and surrender charges will be reflected in the general account over the duration of the contracts.



     As of June 30, 1998, MLOA had highly liquid assets of approximately $1.1 billion comprised of public ($575.4 million) and private bonds ($452.4 million) in categories 1 and 2 and cash and short term investments of $26.0 million.



7.  YEAR 2000


     The Year 2000 issue is the result of the widespread use of computer programs being written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four digit year field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" problem and has developed and implemented a plan to resolve the issue. The Company currently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed on a timely basis, the Year 2000 problem may have a material impact on the operations of the Company. Further, even if the Company completes such modifications and conversions on a timely basis, there can be no assurance that the failure by vendors or other third parties to solve the Year 2000 problem will not have a material impact on the operations of the Company. The Company estimates the total cost to resolve its Year 2000 problem to be approximately $1.1 million, of which $0.6 million has been incurred through June 30, 1998; however, there can be no assurance that the actual cost incurred will not be materially higher than such estimate.



8.  POTENTIAL TAX LEGISLATION


     Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 United States Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate such tax deferral at least for certain annuities. Other possible legislation, including a simplified "flat tax" income tax structure with an exemption from taxation for investment income, could also adversely affect purchases of annuities and life insurance if such legislation were to be enacted. There can be no assurance as to whether legislation will be enacted which would contain provisions with possible adverse effects on the Company's annuity and life insurance products.


9.  DIRECTORS AND EXECUTIVE OFFICERS


     The directors and officers of the Company are listed below. The business address for all directors and officers of MONY Life Insurance Company of America is 1740 Broadway, New York, New York 10019.

     Current Officers and Directors of MONY America are:


NAME                                    POSITION AND OFFICES WITH DEPOSITOR
----                                    -----------------------------------
Michael I. Roth.....................    Director, Chairman and Chief
                                        Executive Officer
Samuel J. Foti......................    Director, President and Chief
                                        Operating Officer
Richard E. Connors..................    Director
Richard Daddario....................    Director, Vice President and
                                        Controller
Phillip A. Eisenberg................    Director, Vice President and Actuary
Margaret G. Gale....................    Director and Vice President
Stephen J. Hall.....................    Director
Charles P. Leone....................    Director, Vice President and Chief
                                        Compliance Officer
Kenneth M. Levine...................    Director and Executive Vice
                                        President
David S. Waldman....................    Secretary
David V. Weigel.....................    Treasurer


     No officer or director listed above receives any compensation from the Company in addition to compensation paid by MONY.

     Biographical information for each of the individuals listed in the above table is set forth below.

     DIRECTORS AND EXECUTIVE OFFICERS. Set forth below is a description of the business positions during at least the past five years for the directors and the executive officers of the Company.


     Michael I. Roth is Director, Chairman of the Board and Chief Executive Officer of the Company. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY and has been a Trustee since May 1991. Mr. Roth is also a director of the following subsidiaries of MONY: 1740

Advisers, Inc. (since December 1992) and MONY CS, Inc. (since December 1989). He has also served as MONY's President and Chief Executive Officer (from January 1993 to July 1993), President and Chief Operating Officer (from January 1991 to January 1993) and Executive Vice President and Chief Financial Officer (from March 1989 to January 1991). Mr. Roth has been with MONY for 9 years. Mr. Roth also served on the board of directors of the American Council of Life Insurance and serves on the boards of directors of the Life Insurance Council of New York, Insurance Marketplace Standards Association, Enterprise Foundation (a charitable foundation not affiliated with the Enterprise Group of Funds which develops housing), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc. and Promus Hotel Corporation.


     Samuel J. Foti is Director, President and Chief Operating Officer of the Company. He is President and Chief Operating Officer (since February 1994) of MONY and has been a Trustee since January 1993. Mr. Foti is also a director of the following subsidiaries of MONY: MONY Brokerage, Inc. (since January 1990), MONY International Holdings, Inc. (since October 1994), MONY Life Insurance Company of the Americas, Ltd., (since December 1994) and MONY Bank & Trust Company of the Americas, Ltd. (since December 1994). He has also served as MONY's Executive Vice President (from January 1991 to February 1994) and Senior Vice President (from April 1989 to January 1991). Mr. Foti has been with MONY for 10 years. Mr. Foti also serves on the board of directors of the Life Insurance Marketing and Research Association, where he served as Chairman from October 1996 through October 1997, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust and The American College.



     Richard Daddario is Director, Vice President and Controller of the Company. He is Executive Vice President and Chief Financial Officer (since April 1994) of MONY. Mr. Daddario is also a director of the following subsidiaries of MONY:
MONY Brokerage, Inc. (since June 1997) and MONY Life Insurance Company of the Americas, Ltd. (since December 1997). He has also served as MONY's Chief Financial Officer (from January 1991 to present) and Senior Vice President (from July 1989 to April 1994). Mr. Daddario has been with MONY for 9 years.



     Kenneth M. Levine is Director and Executive Vice President of the Company. He is Executive Vice President (since February 1990) and Chief Investment Officer (since January 1991) of MONY and has been a Trustee since May 1994. Mr. Levine is also a director of the following subsidiaries of MONY: 1740 Advisers, Inc. (since December 1989), MONY Funding, Inc. (since October 1991), MONY Realty Partners, Inc. (since October 1991) and 1740 Ventures, Inc. (since October
1991). He has also served as MONY's Senior Vice President -- Pensions (from January 1988 to February 1990). Prior to that time, Mr. Levine held various management positions within MONY. Mr. Levine has been with MONY for 25 years.



     Richard E. Connors is Director of the Company; Senior Vice President of MONY (since February 1994). Mr. Connors is also a director of the following subsidiary of MONY: MONY Brokerage, Inc. (since May 1994). He has also served as MONY's Regional Vice President -- Western Region (from June 1991 to February
1994), Vice President -- Small Business Marketing (from January 1990 to June
1991) and Vice President -- Manpower Development (from March 1988 to January
1990). Mr. Connors has been with MONY for 10 years.



     Phillip A. Eisenberg is Director, Vice President and Actuary of the Company; Senior Vice President and Chief Actuary of MONY (since April 1993). He has also served as MONY's Vice President -- Individual Financial Affairs (from January 1989 to March 1993). Prior to that time, Mr. Eisenberg held various positions within MONY. Mr. Eisenberg has been with MONY for 34 years.



     Margaret G. Gale is Director and Vice President of the Company; Vice President of MONY (since February 1991). She has also served as Vice
President -- Policyholder Services (from 1988 to 1991). Ms. Gale has been with MONY for 20 years.



     Stephen J. Hall is Director of the Company; Senior Vice President of MONY (since February 1994). Mr. Hall is also a director of the following subsidiary of MONY: MONY Brokerage, Inc. (since October 1991). He has also served as MONY's Vice President & Chief Marketing Officer (from Novem-ber 1990 to February 1994) and prior to that time was manager of MONY's Boise, Idaho insurance agency. Mr. Hall has been with MONY for 24 years.


     Charles P. Leone is Director, Vice President and Chief Compliance Officer of the Company; Vice President and Chief Corporate Compliance Officer of MONY (since 1996). He has also served as Vice President of MONY (from 1987 to 1996). Mr. Leone has been with MONY for 35 years.



     David S. Waldman is Secretary of the Company; Assistant Vice President and Senior Counsel -- Operations (since 1992). He has also served as Assistant General Counsel of MONY (from 1986 to 1992). Mr. Waldman has been with MONY for 16 years.



     David V. Weigel is Treasurer of the Company; Vice President -- Treasurer of MONY (since 1994). He has also served as Assistant Treasurer of MONY (from 1986 to 1994). Mr. Weigel has been with MONY for 25 years.



10.  EXECUTIVE COMPENSATION


     None of the directors, officers, or other personnel receives any compensation from the Company. All compensation is being paid by MONY, with an allocation of their compensation to be made for services rendered to the Company pursuant to a cost allocation agreement.


11.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS


     (1) Financial Statements:

                    Report of Independent Accountants


                    Statements of Admitted Assets, Liabilities, Capital and Surplus -- Statutory Basis as of December 31, 1997, and 1996


                    Statements of Operations -- Statutory Basis for the years ended December 31, 1997, 1996 and 1995


                    Statements of Capital and Surplus -- Statutory Basis for the years ended December 31, 1997, 1996 and 1995


                    Statements of Cash Flows -- Statutory Basis for the years ended December 31, 1997, 1996 and 1995


                    Notes to Statutory-Basis Financial Statements


                    Unaudited Interim Statement of Admitted Assets, Liabilities, Capital and Surplus for the six months ended June 30, 1998


                    Unaudited Interim Statements of Operations -- Statutory Basis for the six months ended June 30, 1998 and 1997


                    Unaudited Interim Statements of Capital and
                    Surplus -- Statutory Basis for the six months ended June 30, 1998 and 1997


                    Unaudited Interim Statements of Cash Flows -- Statutory Basis for the six months ended June 30, 1998 and 1997


                    Notes to Unaudited Interim Statutory-Basis Financial Statements

     STATUTORY-BASIS FINANCIAL STATEMENTS AND NOTES TO FINANCIAL STATEMENTS



                 INDEX TO STATUTORY-BASIS FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
With respect to MONY Life Insurance Company of America
  Report of Independent Accountants.........................  F-2
  Statements of admitted assets, liabilities, capital and
     surplus as of December 31, 1997, and 1996..............  F-3
  Statements of operations for the years ended December 31,
     1997, 1996 and 1995....................................  F-4
  Statements of capital and surplus for the years ended
     December 31, 1997, 1996 and 1995.......................  F-5
  Statements of cash flows for the years ended December 31,
     1997, 1996 and 1995....................................  F-6
  Notes to statutory-basis financial statements.............  F-7
  Unaudited interim statement of admitted assets,
     liabilities, capital and surplus for the six months
     ended June 30, 1998....................................  F-22
  Unaudited interim statements of operations for the six
     months ended June 30, 1998 and 1997....................  F-23
  Unaudited interim statements of capital and surplus for
     the six months ended June 30, 1998 and 1997............  F-24
  Unaudited interim statements of cash flows for the six
    months ended June 30, 1998 and 1997.....................  F-25
  Notes to unaudited interim statutory-basis financial
     statements.............................................  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of


MONY Life Insurance Company of America:



We have audited the accompanying statutory statements of admitted assets, liabilities, capital and surplus of MONY Life Insurance Company of America ("the Company") as of December 31, 1997 and 1996 and the related statutory statements of operations, capital and surplus, and cash flows for each of the three years in the period ended December 31, 1997. These statutory financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



The Company presents its financial statements in conformity with the accounting practices prescribed or permitted by the Insurance Department of the State of Arizona ("statutory"), which is a comprehensive basis of accounting other than generally accepted accounting principles ("GAAP"). As explained in Note 2 to the financial statements, the accounting practices used by the Company vary from generally accepted accounting principles, and the effects of these variances are material.



In our opinion, because of the effects of the matter discussed in the preceding paragraph, the statutory financial statements referred to above do not present fairly, in conformity with GAAP, the financial position of the Company as of December 31, 1997 and 1996, or the results of its operations and its cash flows, for each of the three years in the period ended December 31, 1997.



In our opinion, however, the statutory financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the three year period ended December 31, 1997 on the basis of accounting described in Note 2.



Our audits were conducted for the purpose of expressing an opinion on the financial statements taken as a whole. The Supplemental Schedule of Selected Financial Data is presented to comply with the National Association of Insurance Commissioners' Annual Statement Instructions and is not a required part of the basic financial statements. The Supplemental Schedule of Selected Financial Data has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



                                          PricewaterhouseCoopers LLP



New York, New York


February 27, 1998


except for Note 1, as to which


the date is August 14, 1998.

                     MONY LIFE INSURANCE COMPANY OF AMERICA


              STATEMENTS OF ADMITTED ASSETS, LIABILITIES, CAPITAL


                         AND SURPLUS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
                           ASSETS
Cash and invested assets:
  Cash and short-term investments...........................  $   45,956    $   90,207
  Bonds.....................................................   1,074,724     1,047,957
  Common stocks.............................................         981         1,235
  Mortgage loans............................................     134,828       158,847
  Real estate...............................................      22,627        40,725
  Policy loans..............................................      45,892        41,464
  Other invested assets.....................................       7,001         8,518
                                                              ----------    ----------
          Total cash and invested assets....................   1,332,009     1,388,953
Investment income due and accrued...........................      22,402        20,401
Other assets................................................         247         2,511
Separate account assets.....................................   3,606,711     2,529,992
                                                              ----------    ----------
          Total assets......................................  $4,961,369    $3,941,857
                                                              ==========    ==========
              LIABILITIES, CAPITAL AND SURPLUS
Liabilities:
  Life insurance and annuity reserves.......................  $1,241,979    $1,284,529
  Deposits left with the Company............................      23,197        23,525
  Policy claims in process of settlement....................       8,331         6,085
  Federal income taxes due or accrued.......................      17,837        29,077
  Transfers from separate accounts..........................    (128,943)      (97,477)
  Other liabilities.........................................      32,869        18,842
  Separate account liabilities..............................   3,606,711     2,529,992
  Interest maintenance reserve..............................       3,965         3,583
  Investment reserves.......................................       6,000         4,000
  Asset valuation reserve...................................      16,272        17,887
                                                              ----------    ----------
          Total liabilities.................................   4,828,218     3,820,043
Capital and surplus:
  Capital stock, $1.00 par value; authorized, 5,000,000
     shares
     Issued and outstanding, 2,500,000 shares...............       2,500         2,500
  Additional paid-in capital................................     133,500       133,500
  Unassigned funds..........................................      (2,849)      (14,186)
                                                              ----------    ----------
          Total capital and surplus.........................     133,151       121,814
                                                              ----------    ----------
          Total liabilities, capital and surplus............  $4,961,369    $3,941,857
                                                              ==========    ==========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA


                  STATEMENTS OF OPERATIONS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                                         FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                         --------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Premiums, annuity considerations and fund deposits.........  $799,035    $741,870    $607,099
Net investment income......................................    99,006     102,092     104,923
Other income (net).........................................       332          22       2,557
                                                             --------    --------    --------
                                                              898,373     843,984     714,579
Policyholder and contractholder benefits...................   407,381     336,731     309,335
Change in policy and contract reserves.....................   (42,879)    (35,010)     38,633
Commissions................................................    40,860      36,793      32,257
Operating expenses.........................................    64,866      53,212      44,713
Transfer to separate accounts..............................   397,492     428,101     275,600
                                                             --------    --------    --------
                                                              867,720     819,827     700,538
Net gain from operations before federal income taxes.......    30,653      24,157      14,041
Federal income taxes.......................................    17,390      14,407       7,984
                                                             --------    --------    --------
Net gain from operations...................................    13,263       9,750       6,057
  Net realized capital losses (See Note 7).................    (3,544)     (1,720)     (1,410)
                                                             --------    --------    --------
Net Income.................................................  $  9,719    $  8,030    $  4,647
                                                             ========    ========    ========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA


              STATEMENTS OF CAPITAL AND SURPLUS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                                         FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                                         --------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Capital and surplus, beginning of year.....................  $121,814    $115,630    $104,915
                                                             --------    --------    --------
Net income.................................................     9,719       8,030       4,647
Change in net unrealized capital gains.....................     2,774       1,618      (3,846)
Change in non-admitted assets..............................      (771)        384          53
Change in asset valuation reserve..........................     1,615      (3,848)       (139)
Increase in Paid in Capital................................         0           0      10,000
(Increase)/Decrease in investment reserve..................    (2,000)          0           0
                                                             --------    --------    --------
Net change in capital and surplus for the year.............    11,337       6,184      10,715
                                                             --------    --------    --------
Capital and surplus, end of year...........................  $133,151    $121,814    $115,630
                                                             ========    ========    ========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA


                  STATEMENTS OF CASH FLOWS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                       ----------------------
                                                            1997         1996         1995
                                                          ---------    ---------    ---------
Cash from Operations:
  Premiums, annuity considerations and fund deposits....  $ 799,751    $ 741,905    $ 607,410
  Investment income, net of investment expenses.........     97,589      104,606      107,636
  Other income..........................................        833          985        2,225
  Policy benefits paid..................................   (405,289)    (336,206)    (307,108)
  Transfers to separate accounts........................   (428,958)    (460,502)    (292,082)
  Commissions, other expenses and taxes paid............   (105,188)     (91,150)     (76,337)
  Federal income taxes (excluding tax on capital
     gains).............................................    (27,516)           0            0
                                                          ---------    ---------    ---------
          Net cash from operations......................    (68,778)     (40,362)      41,744
                                                          ---------    ---------    ---------
Cash from Investments:
  Proceeds from investments sold, matured or repaid:
     Bonds..............................................    130,649      134,846      148,517
     Stocks.............................................      1,050            0            5
     Mortgage loans.....................................     37,670       53,226       20,465
     Real estate........................................     18,453       19,790       19,751
     Other invested assets..............................      1,512           18          162
     Other..............................................        361           88            0
     Taxes paid on net capital gains....................     (1,564)           0            0
                                                          ---------    ---------    ---------
          Total investment proceeds.....................    188,131      207,968      188,900
                                                          ---------    ---------    ---------
  Cost of investments acquired:
     Bonds..............................................    157,583      163,792      177,057
     Stocks.............................................         68           40          400
     Mortgage loans.....................................     13,641       38,651       23,813
     Real estate........................................      1,180        3,392        5,530
     Other invested assets..............................        574        1,388          807
     Change in policy loans.............................      4,428        3,339        5,761
                                                          ---------    ---------    ---------
          Total investments acquired....................    177,474      210,602      213,368
                                                          ---------    ---------    ---------
          Net cash from investments.....................     10,657       (2,634)     (24,468)
                                                          ---------    ---------    ---------
Cash from Financing and Miscellaneous Sources:
  Cash provided:
     Increase in paid capital...........................          0            0       10,000
     Other sources......................................     13,870        8,041       19,224
                                                          ---------    ---------    ---------
          Net cash from financing and miscellaneous
            sources.....................................     13,870        8,041       29,224
                                                          ---------    ---------    ---------
  Net change in cash and short-term investments.........    (44,251)     (34,955)      46,500
Cash and short-term investments, beginning of year......     90,207      125,162       78,662
                                                          ---------    ---------    ---------
Cash and short-term investments, end of year............  $  45,956    $  90,207    $ 125,162
                                                          =========    =========    =========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA


                         NOTES TO FINANCIAL STATEMENTS


1.  ORGANIZATION:



     MONY Life Insurance Company of America (the "Company"), an Arizona corporation, is a wholly owned subsidiary of The Mutual Life Insurance Company of New York ("MONY"), a mutual life insurance company. The Company's primary business is to provide interest-sensitive life insurance and asset accumulation products to business owners, growing families, and pre-retirees. The Company's insurance and financial products are marketed and distributed directly to individuals primarily through MONY's career agency sales force. These products are sold throughout the United States (except New York) and Puerto Rico.



     On August 14, 1998, the Board of Trustees of MONY adopted, pursuant to the New York Insurance Law, a plan of reorganization (the "Plan) pursuant to which MONY proposes to convert from a mutual life insurance company to a stock life insurance company (the "Demutualization") subject to approval from the Insurance Department of the State of New York as well as approval by MONY's policyholders.



     In accordance with the Plan, subject to the approvals indicated above, among other things, MONY will convert from a New York mutual life insurance company to a New York stock life insurance company (the "Plan of Demutualization") and become a wholly owned subsidiary of the MONY Group, Inc. (the "Holding Company"), a holding company organized in Delaware for the purpose of becoming the parent holding company of MONY.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



     The accompanying statutory financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Arizona ("statutory"), which is a comprehensive basis of accounting other than generally accepted accounting principles ("GAAP").



     The preparation of statutory financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of results of operations and changes in surplus during the reporting period. Actual results could differ significantly from those estimates. The most significant estimates made in conjunction with the preparation of the Company's financial statements include those used in determining (i) valuation reserves for mortgage loans and real estate investments, and (ii) the liability for future policy benefits.



     In financial statements prepared in conformity with statutory accounting, the accounting treatment of certain items is different than for financial statements prepared in conformity with GAAP. Some of the general differences include:



     - Policy acquisition costs, such as commissions and other costs incurred in connection with acquiring new and renewal business, are expensed when incurred; under GAAP, such costs are deferred and amortized over the expected life of the contracts as a constant percentage based on the present value of estimated gross profits.



     - Premiums for universal life and investment-type products are recognized as revenue when due; under GAAP, they are reported as deposits to policyholders' account balances. Revenues from these contracts under GAAP consist of amounts assessed during the period against policyholders' account balances for mortality, policy administration and surrender charges.



     - Policy reserves are based on statutory mortality and interest requirements, without consideration of withdrawals, and are reported net of reinsurance reserve credits; under GAAP, the reserves for interest sensitive life and annuity products are equal to the fund value and are reported gross of reinsurance reserve credits.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     - No provision is made for deferred income taxes; under GAAP, deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.



     - An interest maintenance reserve ("IMR") is established as a liability to capture realized investment gains and losses, net of tax, on the sale of fixed maturities and mortgage loans resulting from changes in the general level of interest rates, and is amortized into income over the remaining years to expected maturity of the assets sold; under GAAP, assets are carried on the balance sheet, net of appropriate valuation allowances.



     - An asset valuation reserve ("AVR"), based upon a formula prescribed by the NAIC, is established as a liability to offset potential non-interest related investment losses, and changes in the AVR are charged or credited to surplus; under GAAP, no such reserve is required.



     - Bonds in good standing are generally carried at amortized cost; under GAAP, bonds which are classified as available for sale are carried at fair value and the related change in unrealized gains and losses, net of related deferred taxes and an adjustment for deferred policy acquisition costs, is reported as a component of other comprehensive income in equity.



     - Certain assets designated as "non-admitted," are excluded from assets by a direct charge to surplus; under GAAP, such assets are carried on the balance sheet, net of appropriate valuation allowances.



     - Methods used for calculating real estate and mortgage loan values and real estate depreciation under statutory reporting are different from those used for GAAP.



     - Cash equivalents are defined as all highly liquid debt securities with original maturities of twelve months or less; under GAAP, cash equivalents are defined as short-term, highly liquid investments, which generally have original maturities of three months or less.



     The following is a description of the Company's principal statutory accounting policies:



  a. Premiums and Insurance Expenses



     Premiums are included in revenue over the premium payment periods of the related policies. Annuity considerations and fund deposits are included in revenue as received.



     The costs of acquiring new business, primarily commissions, underwriting, agency and other costs related to issuance, maintenance and settlement of policies are charged to operations in the year incurred.



  b. Investments



     Bonds are stated at amortized cost, except those bonds not in good standing, which are carried at NAIC-designated values, which approximate fair value. Loan-backed bonds and structured securities are valued at amortized cost using the effective interest method considering anticipated prepayments at the date of purchase; significant changes in the estimated cash flows from the original purchase assumptions are accounted for using the retrospective method. Common stocks are carried at fair value. Policy loans are carried at their unpaid principal balances. Short-term investments are carried at amortized cost and consist of securities with original maturities of twelve months or less.



     Mortgage loans other than those in process of foreclosure are carried at their unpaid principal balances adjusted for unamortized premium or discount. Real estate owned for investment is carried at depreciated cost, less encumbrances, if any. There were no encumbrances in 1997, 1996 or 1995. Joint ventures in real estate are included in Other Invested Assets and are carried principally at their equity value. Other investments are generally carried at cost.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     Real estate acquired through foreclosure is carried at the lower of cost, less accumulated depreciation and encumbrances, if any, or estimated fair value at the time of foreclosure. There were no encumbrances in 1997, 1996 or 1995. Mortgage loans in process of foreclosure are carried at the lower of the current carrying value or estimated fair value. Fair value is determined by using the estimated discounted cash flows expected from the underlying real estate properties. These projected cash flows are based on estimates regarding future operating expenses, lease rates, occupancy levels and investors' targeted yields.



     The Company provides, through a direct charge to surplus, an investment valuation reserve for permanent impairment of real estate investments, joint ventures in real estate, mortgage loans delinquent for more than 60 days and restructured mortgage loans. This reserve reflects, in part, the excess of the carrying value of such assets over the estimated undiscounted cash flows expected from the underlying real estate properties. These projected cash flows are based on estimates similar to those described in the preceding paragraph. As of December 31, 1997, 1996 and 1995 the Company's investment valuation reserve was $6 million, $4 million and $4 million, respectively.



     Derivative instruments are valued consistently with the items being hedged. Hedges of fixed income assets and/or liabilities are valued at amortized cost. Derivatives that cease to be effective hedges are valued at market value.



     Realized capital gains and losses on sales of investments are determined on the basis of specific identification. Unrealized capital gains and losses are recorded directly to surplus. Investment income is recognized as earned. Investment income earned includes the amortization of premium and accretion of discount relative to bonds acquired at other than their par value and excludes certain overdue due and accrued interest income.



  c. Interest Maintenance Reserve and Asset Valuation Reserve



     Realized investment gains and losses (net of tax) for bonds and mortgage loans resulting from changes in interest rates are deferred, and credited or charged to the IMR. These amounts are amortized into net income over the remaining years to expected maturity of the assets sold.



     The AVR is based upon a formula prescribed by the NAIC and functions as a reserve for potential non-interest related investment losses. In addition, realized investment gains and losses (not subject to the IMR) and unrealized gains and losses result in changes in the AVR which are recorded directly to surplus.



  d. Policy Reserves



     Policy reserves for deferred annuity contracts are computed by using the Commissioners' Annuity Reserve Valuation Method by using the 1971 IAM Table for contracts issued before 1984 and the 1983 Table A for contracts issued since 1983 and prescribed statutory interest rates. Policy reserves for universal life and single premium whole life contracts are computed by using the Commissioners' Reserve Valuation Method and by using the 1958 and 1980 CSO Tables, and prescribed statutory interest rates.



  e. Non-admitted Assets



     Certain assets designated as "non-admitted" assets (principally miscellaneous receivables) are excluded from the statements of admitted assets, liabilities, capital and surplus.



  f. Separate Account Assets and Liabilities



     Separate account assets and liabilities represent primarily segregated funds administered and invested by the Company for the benefit of certain contractholders. Assets consist of securities reported at market value.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

Premiums, benefits and expenses of the separate accounts are included in the Company's statements of operations.



  g. Depreciation



     The Company uses the constant-yield method of depreciation for substantially all investments in real estate and real estate joint ventures and limited partnerships acquired prior to January 1, 1991. Acquisitions subsequent to January 1, 1991 and foreclosed real estate are depreciated on the straight-line method. Real estate assets and improvements are generally depreciated over ten to forty-year periods and leasehold improvements are depreciated over the lives of the leases. Depreciation expense related to investments in real estate was $1.1 million and $1.4 million and $1.7 million in 1997, 1996 and 1995, respectively; accumulated depreciation was $4.4 million at December 31, 1997 and 1996, and $4.6 million at December 31, 1995.



  h. Cash Flows



     Short-term investments are characterized as cash equivalents for purposes of the statements of cash flows.



     Certain amounts for 1995 and 1996 have been reclassified to conform to the 1997 presentation.



3.  CAPITAL AND SURPLUS:



     MONY guaranteed to the states who requested it, pursuant to conditions imposed by such states as a prerequisite for the licensing of new subsidiaries, that the Company's capital and surplus would be maintained at a level at least equivalent to the minimum capital and surplus required for admission to conduct business in those states. As of December 31, 1997, 1996 and 1995, this guarantee was outstanding in the state of New Jersey.



4.  RELATED PARTY TRANSACTIONS:



     At both December 31, 1997 and 1996, approximately 26 percent of the Company's investments in mortgages were held through joint participation with MONY. In addition, approximately 100 percent and 87 percent of the Company's real estate and joint venture investments were held through joint participation with MONY at December 31, 1997 and 1996, respectively.



     In 1997 the New York City Industrial Development Agency issued bonds in the total amount of $16.0 million for the benefit of MONY related to MONY's consolidation of site locations to New York City. Debt service under the bonds is funded by lease payments by MONY to the bond trustee for the benefit of the Company, which is the sole bondholder. The bonds are held by the Company and are listed as affiliated bonds on Schedule D.



     The Company and MONY are parties to an agreement whereby MONY agrees to reimburse the Company to the extent that the Company's recognized loss as a result of mortgage loan default or foreclosure or subsequent sale of the underlying collateral exceeds 75 percent of the appraised value of the loan at origination for each such mortgage loan. Pursuant to the agreement, the Company received payments from MONY totaling $0.1 million in both 1997 and 1996, and $2.1 million in 1995.



     The Company has a service agreement with MONY whereby MONY provides personnel services, facilities, supplies and equipment to the Company to conduct its business. Services rendered by MONY under these agreements are provided on a cost reimbursable basis. The Company also has a service agreement with MONY whereby MONY provides personnel services, facilities, supplies and equipment to provide services to MONY Series Fund, Inc. ("the Fund"), an affiliate of the Company, as an investment advisor. MONY shall be compensated for such services in amounts as agreed to by the parties in the Service Agreement.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     The Company has an investment advisory agreement with the Fund with respect to the investment and management of the Fund's invested assets. The Company is compensated for such services with an investment management fee computed in accordance with the terms of the agreement.



     The Company has three underwriting agreements with the Fund and MONY Securities Corporation ("MSC"). The agreements provide for MSC to act as the principal underwriter for the sale of the Company's flexible premium variable annuity and life insurance contracts and as the broker for the sale of the Fund's shares.



     In addition, the Company has an investment advisory agreement with MONY whereby MONY provides investment advisory services with respect to the investment and management of the Company's investment portfolio.



5.  FIXED MATURITY SECURITIES AND COMMON STOCKS:



  Fixed Maturity Securities by Investment Type and Common Stocks:



     The cost and estimated fair value (see Note 8) of investments in fixed maturity securities (including short-term investments and bonds) and common stocks as of December 31, 1997 and December 31, 1996 are presented in the table below. Cost is amortized cost for fixed maturity securities and original cost for common stocks.



                                                               GROSS          GROSS
                                                            UNREALIZED     UNREALIZED         ESTIMATED
                                            COST               VALUE          VALUE          FAIR VALUE
                                     -------------------   -------------   -----------   -------------------
                                       1997       1996     1997    1996    1997   1996     1997       1996
                                     --------   --------   -----   -----   ----   ----   --------   --------
                                                              (DOLLARS IN MILLIONS)
U.S. Treasury securities &
  obligations of U.S. government
  agencies.........................  $    5.9   $    5.9   $ 0.0   $ 0.0   $0.0   $0.0   $    5.9   $    5.9
Collateralized mortgage
  obligations:
  Government agency backed.........     123.7      126.4     2.2     1.3   0.1    1.0       125.8      126.7
  Non-agency backed................      34.5       35.0     2.0     1.5   0.0    0.2        36.5       36.3
Other asset backed securities:
  Government agency backed.........       0.2        0.2     0.0     0.0   0.0    0.0         0.2        0.2
  Non-agency backed................      93.8       98.5     2.1     1.3   0.2    0.7        95.7       99.1
Public utilities...................     123.8      129.0     3.1     2.3   0.2    1.0       126.7      130.3
Corporate bonds....................     676.8      653.0    18.0    13.2   2.2    4.8       692.6      661.4
Affiliates.........................      16.0        0.0     0.0     0.0   0.0    0.0        16.0        0.0
                                     --------   --------   -----   -----   ----   ----   --------   --------
  Total bonds......................   1,074.7    1,048.0    27.4    19.6   2.7    7.7     1,099.4    1,059.9
Commercial paper...................      25.7       86.5     0.0     0.0   0.0    0.0        25.7       86.5
                                     --------   --------   -----   -----   ----   ----   --------   --------
  Total bonds and short-term
    Investments....................  $1,100.4   $1,134.5   $27.4   $19.6   $2.7   $7.7   $1,125.1   $1,146.4
                                     ========   ========   =====   =====   ====   ====   ========   ========
Common stocks......................  $    0.8   $    1.1   $ 0.2   $ 0.1   $0.0   $0.0   $    1.0   $    1.2
                                     ========   ========   =====   =====   ====   ====   ========   ========



     Amortized cost represents the principal amount of the fixed maturity securities adjusted by unamortized premium or discount and reduced by writedowns of $0.4 million, $3.4 million and $4.4 million at December 31, 1997, 1996 and 1995, respectively, as required by the NAIC for securities which are in or near default.



     At December 31, 1997, 78.2% of the Company's Collateralized Mortgage Obligation (CMO) portfolio was held in U.S. government and government agency-backed securities. The remainder of the CMO portfolio consisted of NAIC category 1 investment grade securities.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

  Maturities of Fixed Maturity Securities:



     The amortized cost and estimated fair value of fixed maturity securities by maturity date as of December 31, 1997 are as follows:



                                              DECEMBER 31, 1997         DECEMBER 31, 1996
                                            ----------------------    ----------------------
                                                         ESTIMATED                 ESTIMATED
                                            AMORTIZED      FAIR       AMORTIZED      FAIR
                                              COST         VALUE        COST         VALUE
                                            ---------    ---------    ---------    ---------
                                                            ($ IN MILLIONS)
Due in one year or less...................  $   48.9     $   49.0     $  103.1     $  103.3
Due after one year through five years.....     411.4        418.1        437.5        443.1
Due after five years through ten years....     380.4        391.3        351.1        355.0
Due after ten years.......................     259.7        266.7        242.8        245.0
                                            --------     --------     --------     --------
                                            $1,100.4     $1,125.1     $1,134.5     $1,146.4
                                            ========     ========     ========     ========



     Fixed maturity securities that are not due at a single maturity date have been included in the preceding table in the year of final maturity. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



     Proceeds from sales of investments in fixed maturity securities during 1997, 1996 and 1995 were $31.3 million, $13.3 million and $40 million, respectively. Gross gains of $0.5 million in 1997, $0.2 million in 1996 and $0.6 million in 1995 and gross losses of $4.3 million in 1997, $0.3 million in 1996, and $1.4 million in 1995 were realized on these sales.



     Proceeds from sales of investments in common stocks during 1997, 1996, and 1995 were $1.0 million, $0, and $0 respectively. Gross gains of $0.7 million in 1997, $0 in 1996 and $0 in 1995 and gross losses of $0 in 1997, $0 in 1996 and $0 in 1995 were realized on these sales.



     There were no non-income producing bonds and redeemable preferred stocks for the twelve months preceding December 31, 1997. The carrying values of fixed maturity securities which were non-income producing for the twelve months preceding December 31, 1996 were $1.0 million.



6.  MORTGAGE LOANS AND REAL ESTATE:



     The Company invests in mortgage loans collateralized by commercial and agricultural real estate. Such mortgage loans consist primarily of first mortgage liens on completed income-producing properties, including agricultural properties. As of December 31, 1997, $55.3 million of mortgage loans have terms that require amortization, and $79.5 million of mortgage loans require partial amortization or are non-amortizing. Mortgage loans delinquent over 90 days or in process of foreclosure were $0.6 million at December 31, 1997 and there were no mortgage loans delinquent over 90 days or in process of foreclosure at December 31, 1996. There were no properties acquired through foreclosure during 1997 or 1996.



     The Company has performing restructured mortgage loans of $14.1 million as of December 31, 1997 and $15.0 million as of December 31, 1996. The new terms typically reduce the contract rate of interest. Interest is recognized in income based on the modified rate of the loan. Gross interest income on restructured loans that would have been recorded in accordance with the loans' original terms was approximately $1.4 million in 1997 and $1.5 million in 1996 and $1.5 million in 1995. Gross interest income recognized in net income for the period from these loans was $1.0 million in 1997, $1.1 million in 1996 and $1.0 million in 1995. There are no commitments to lend additional funds to any debtor involved in a restructuring.



     At both December 31, 1997 and 1996, there were no mortgage loans that were non-income producing for the preceding twelve months.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     At both December 31, 1997 and 1996, there were no real estate properties that were non-income producing for the preceding twelve months.



7.  INVESTMENT INCOME, REALIZED AND UNREALIZED CAPITAL GAINS (LOSSES):



     Net investment income for the years ended December 31, 1997, 1996 and 1995 was derived from the following sources:



                                                    1997      1996      1995
                                                    -----    ------    ------
                                                         ($ IN MILLIONS)
Net Investment Income Bonds and common stock......  $79.0    $ 77.5    $ 79.0
Mortgage loans....................................   12.0      14.4      14.6
Real estate (net of property expenses)............    1.2       3.0       3.1
Policy loans......................................    3.5       2.7       2.9
Other investments (including cash & short-term
  investments)....................................    6.6       7.5       7.9
                                                    -----    ------    ------
     Total investment income......................  102.3     105.1     107.5
Investment expenses...............................    3.3       3.0       2.6
                                                    -----    ------    ------
     Net investment income........................  $99.0    $102.1    $104.9
                                                    =====    ======    ======



     Net realized capital gains (losses) on investments for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:



                                                      1997     1996     1995
                                                      -----    -----    -----
                                                          ($ IN MILLIONS)
Realized Capital Gains (Losses).....................  $(2.4)   $ 0.9    $ 0.2
Bonds and common stock Real estate and mortgage
  loans.............................................    0.4     (0.1)    (0.4)
Derivative instruments..............................    0.0     (0.8)    (0.0)
Other...............................................   (0.2)     0.0      0.0
                                                      -----    -----    -----
     Subtotal:......................................   (2.2)     0.0     (0.2)
Taxes...............................................   (0.5)    (0.8)    (0.7)
Transferred to IMR, net of taxes....................   (0.8)    (0.9)    (0.5)
                                                      -----    -----    -----
     Net realized capital losses....................  $(3.5)   $(1.7)   $(1.4)
                                                      =====    =====    =====



     During 1997, 1996 and 1995 realized capital losses resulting from changes in interest rates on fixed income securities of $0.8 million (net of $0.5 million tax), $0.9 million (net of $0.5 million tax), and $0.5 million (net of $.2 million tax) respectively, were transferred to the Company's IMR for future amortization into net income.



     Net unrealized capital gains (losses) were $2.8 million in 1997 and $1.6 million in 1996 and $(3.8) million in 1995. The 1997, 1996 and 1995 net unrealized gains (losses) include writedowns of approximately $(0.2) million in 1997, $0 in 1996 and $(1.2) million on real estate acquired through foreclosure and mortgage loans in process of foreclosure. These unrealized gains and losses are detailed by asset type in the table below.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

                                                        1997    1996    1995
                                                        ----    ----    -----
                                                           ($ IN MILLIONS)
Unrealized Capital Gains (Losses) Bonds and stocks....  $3.0    $1.6    $(2.6)
Real estate and mortgage loans........................  (0.2)    0.0     (1.2)
                                                        ----    ----    -----
          Total net unrealized capital gains
            (losses)..................................  $2.8    $1.6    $(3.8)
                                                        ====    ====    =====



8.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:



     The estimated fair values of mortgage loans, common stocks, cash, short-term investments, separate account assets and liabilities, and investment-type contracts approximate their carrying amounts. The carrying values of bonds were $1,074.7 million and $1,048.0 million at December 31, 1997 and 1996, respectively. The estimated fair values of bonds were $1,099.4 million and $1,059.9 million at December 31, 1997 and 1996, respectively.



     The methods and assumptions utilized in estimating these fair values of financial instruments are summarized as follows:



  Fixed maturity securities (See Note 5)



     The estimated fair values of fixed maturity securities are based upon quoted market prices, where available. The fair values of fixed maturity securities not actively traded and other non-publicly traded securities are estimated using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market interest rate commensurate with the credit quality and term of the investments.



  Mortgage loans



     The fair value of mortgage loans is estimated by discounting expected future cash flows, using current interest rates for similar loans to borrowers with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. The fair value of mortgage loans in process of foreclosure is the estimated fair value of the underlying collateral.



  Policy loans



     Policy loans are an integral component of insurance contracts and have no maturity dates. Management has determined that it is not practicable to estimate the fair value of policy loans.



  Separate account assets and liabilities



     The estimated fair value of assets held in separate accounts is based principally on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, net of surrender charges.



  Investment-type Contract Liabilities



     The fair values of annuities are based on estimates of the value of payments available upon full surrender. The fair values of the Company's liabilities under guaranteed investment contracts are estimated by discounting expected cash outflows using interest rates currently offered for similar contracts with maturities consistent with those remaining for the contracts being valued, where appropriate.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

9.  OFF BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:



  Financial Instruments with Off-Balance Sheet Risk:



     In 1992, the Company entered into an agreement with a bank to lend securities to approved borrowers. There were $65,000 of loaned securities as of December 31, 1997. The minimum collateral on securities loaned is 102% of the market value of loaned securities. Such securities are marked to market on a daily basis, adjusting required collateral values accordingly.



  Concentrations of Credit Risk:



     As of December 31, 1997 and 1996, the Company had no single investment or series of investments with a single issuer (excluding U.S. Government Agency securities) exceeding 1.4 percent and 1.3 percent, respectively, of total cash and invested assets.



     The bond portfolio is diversified by industry type. The industries comprising 10 percent or more of the carrying value of the bond portfolio at December 31, 1997 are Financial Services of $133.5 million (12.4 percent), Government and Agencies of $129.8 million (12.1 percent), Energy of $128.3 million (11.9 percent), Non-Government Asset/Mortgage-Backed of $128.3 million (11.9 percent), Public Utilities of $123.8 million (11.5 percent), and Consumer Goods and Services of $112.5 million (10.5 percent). At December 31, 1996, the industries comprising 10 percent or more of the carrying value of the bond portfolio were Government and Agencies of $132.5 million (12.7 percent), Non-Government Asset/Mortgage-Backed of $133.5 million (12.7 percent), Public Utilities of $129.0 million (12.3 percent), Energy of $119.7 million (11.4 percent), and Other Manufacturing of $116.9 million (11.2 percent).



     The Company holds below investment grade bonds of $79.7 million at December 31, 1997. Below, investment grade bonds are defined as those securities rated in categories 3 through 6 by the NAIC, which are approximately equivalent to bonds rated below BBB by rating agencies. These bonds consist mostly of privately issued bonds, which are monitored by the Company through extensive internal analysis of the financial condition of the borrowers, and which include protective debt covenants. Of these bonds, $66.6 million are in category 3, which is considered to be medium quality by the NAIC. At December 31, 1996, the Company's investments in below investment grade bonds were $59.4 million.



     The Company has investments in commercial and agricultural mortgage loans and real estate (including joint ventures). The locations of property collateralizing mortgage loans and real estate investment carrying values at December 31, 1997 and 1996 are as follows:



                                                   1997              1996
                                              --------------    --------------
                                                $        %        $        %
                                              -----    -----    -----    -----
                                                      ($ IN MILLIONS)
Geographic Region West......................   54.0     32.9     71.3     34.3
Mountain....................................   41.2     25.1     48.3     23.3
Northeast...................................   25.3     15.4     25.6     12.3
Southwest...................................   16.8     10.2     20.9     10.1
Midwest.....................................   14.7      8.9     25.5     12.3
Southeast...................................   12.4      7.5     16.1      7.7
                                              -----    -----    -----    -----
     Total..................................  164.4    100.0    207.7    100.0
                                              =====    =====    =====    =====



     The states with the largest concentrations of mortgage loans and real estate investments at December 31, 1997 are: California, $33.8 million (20.6%); New York, $19.1 million (11.6%); Texas, $16.2 million (9.9%); Arizona, $13.6 million (8.3%); Washington, $11.6 million (7.1%) and Idaho, $10.7 million (6.5%).

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     As of December 31, 1997 and 1996, the real estate and mortgage loan portfolio was also diversified as follows:



                                                   1997              1996
                                              --------------    --------------
                                                $        %        $        %
                                              -----    -----    -----    -----
                                                      ($ IN MILLIONS)
Property Type Agriculture...................   99.5     60.5    117.8     56.7
Office Building.............................   24.5     14.9     34.9     16.8
Hotel.......................................   15.0      9.1     21.5     10.4
Retail......................................   10.3      6.3     12.3      5.9
Industrial..................................    7.3      4.5      9.4      4.5
Other.......................................    4.4      2.6      4.4      2.1
Apartments..................................    3.4      2.1      7.4      3.6
                                              -----    -----    -----    -----
     Total..................................  164.4    100.0    207.7    100.0
                                              =====    =====    =====    =====



10.  RESERVES:



     The withdrawal characteristics of the Company's annuity actuarial reserves and deposit liabilities as of December 31, 1997 and 1996 were as follows:



                                                              1997      1996
                                                             ------    ------
                                                             ($ IN MILLIONS)
Not subject to discretionary withdrawal provision..........  $   77    $   75
Subject to discretionary withdrawal -- with adjustment:
  - at book value less surrender charges of 5% or more.....     181       222
  - at market value........................................   3,403     2,402
                                                             ------    ------
          Subtotal.........................................   3,584     2,624
Subject to discretionary withdrawal -- without adjustment:
  - at book value (minimal or no charge or adjustment).....     475       504
                                                             ------    ------
     Total annuity actuarial reserves and deposit..........
     Liabilities -- gross and net of reinsurance...........  $4,136    $3,203
                                                             ======    ======



     The amounts above are included in the Company's statements of admitted assets, liabilities, capital and surplus as life insurance and annuity reserves ($0.7) billion and ($0.8) billion and separate account liabilities ($3.4) billion and ($2.4) billion at December 31, 1997 and 1996, respectively.



11.  REINSURANCE:



     Life insurance business is ceded on a yearly renewable term basis to MONY and other insurance companies under various reinsurance contracts. The Company's general practice is to retain no more than $0.5 million of risk on any one person. The total amount of reinsured life insurance in force on this basis was $2.7 billion and $2.6 billion at December 31, 1997 and 1996, respectively. Premiums ceded under these contracts were $16.1 million and $14.6 million; benefit payments recovered were $11.6 million and $17.3 million; policy reserve credits recorded were $11.1 million and $10.6 million; and recoverable amounts on paid and unpaid losses were $2.4 million and $3.5 million in 1997 and 1996, respectively.



     The Company is contingently liable with respect to ceded insurance should any reinsurer be unable to meet its obligations under these agreements. To limit the possibility of such losses, the Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

12.  FEDERAL INCOME TAXES:



     The Company is included in the consolidated federal income tax return with its parent, MONY, and the parent's non-life subsidiaries. The allocation of federal income taxes is based upon separate return calculations with current credit for net losses and other federal income tax credits provided to the life insurance members of the affiliated group. Intercompany tax balances are settled annually in the fourth quarter.



     The Company's federal income tax returns for years through 1991 have been examined with no proposed material adjustments. In the opinion of management, adequate provision has been made for any additional taxes that may become due with respect to open years.



     Pre-tax operating gains and pre-tax realized gains, as reported in the accompanying statements of operations, differ from taxable income reported for tax purposes. Significant differences include the deferral and amortization of policy acquisition costs for tax purposes, the difference between statutory and tax reserves, depreciation expense and related recapture, capital gains deferred to the IMR, and equity in joint ventures.



13.  COMMITMENTS AND CONTINGENCIES:



     In late 1995 and during 1996, a number of purported class actions were commenced in various state and federal courts against the Company and MONY ("the Companies") alleging that the Companies engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies during the period 1980 to the present. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e. breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). The Companies have answered the complaints in each action (except for one being voluntarily held in abeyance), have denied any wrongdoing, and have asserted numerous affirmative defenses.



     On June 7, 1996, the New York State Supreme Court certified the Goshen case, being the first of the aforementioned class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination, had an ownership interest in a whole or universal life insurance policy issued by the Companies and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, the Companies filed a motion to dismiss or, alternatively, motion for summary judgment on all counts of the complaint.



     The Massachusetts District Court in the Multidistrict Litigation has entered an order recognizing the Goshen case as the lead case and essentially holding all of the federal cases in abeyance pending the action of the Goshen case. Consequently, all other putative class actions have been either consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts, or are being voluntarily held in abeyance pending the outcome of the Goshen case.



     On October 21, 1997, the New York State Supreme Court granted the Companies' motion for summary judgment and dismissed all claims filed in the Goshen case against the Companies. The order by the New York State Supreme Court has been appealed to the Appellate Division by plaintiffs and all actions before the United States District Court for the District of Massachusetts are still pending.



     In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings in connection with its businesses. The claimants in certain of these actions and proceedings seek damages of unspecified amounts. In addition, insurance companies are subject to assessments, up to statutory limits, by state guaranty funds for losses of policyholders of insolvent insurance companies.



     In the opinion of management of the Company, resolution of contingent liabilities arising from litigation, income taxes and other matters will not have a material adverse effect on the Company's statutory surplus or results of operations.

                     MONY LIFE INSURANCE COMPANY OF AMERICA

     At December 31, 1997, the Company had a commitment to issue a $1.9 million fixed rate farm loan with an interest rate of 7.8% and a duration of 10 years. There were no outstanding bond commitments as of December 31, 1997.



14.  YEAR 2000:



     The Year 2000 issue is the result of the widespread use of computer programs written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four-digit year field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major systems failure or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed and implemented a plan to resolve the issue. The Company currently believes that, with modifications to existing software and converting to new software, the Year 2000 issue will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed on a timely basis, the Year 2000 issue may have a material impact on the operations of the Company. Furthermore, even if the Company completes such modifications and conversions on a timely basis, there can be no assurance that the failure by vendors or other third parties to solve the Year 2000 problem will not have a material impact on the operations of the Company.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                SUPPLEMENTAL SCHEDULE OF SELECTED FINANCIAL DATA


      AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996


                            (AMOUNTS IN $ THOUSANDS)



     The following is a summary of certain financial data from the Company's Annual Statement included in other exhibits and schedules subjected to audit procedures by independent accountants and utilized by the Company's actuaries in the determination of reserves:



                                                              DEC. 1997     DEC. 1996
                                                              ----------    ----------
INVESTMENT INCOME EARNED:
  U.S. Government bonds.....................................         387           750
  Other bonds (unaffiliated)................................      77,378        75,641
  Bonds of affiliates.......................................         602             0
  Preferred stocks (unaffiliated)...........................           0             0
  Preferred stocks of affiliates............................           0             0
  Common stocks (unaffiliated)..............................           1             0
  Common stocks of affiliates...............................           0             0
  Mortgage loans............................................      12,097        14,566
  Real estate...............................................       8,565        11,934
  Premium notes, policy loans and liens.....................       3,465         2,696
  Collateral loans..........................................           0             0
  Cash on hand and on deposit...............................         117             5
  Short-term investments....................................       4,652         5,813
  Other invested assets.....................................         571           605
  Derivative instruments....................................           0             0
  Aggregate write-ins for investment income.................       1,355         1,560
                                                              ----------    ----------
     Gross investment income................................     109,190       113,570
                                                              ==========    ==========
REAL ESTATE OWNED -- BOOK VALUE LESS ENCUMBRANCES...........      22,627        40,725
MORTGAGE LOANS -- BOOK VALUE:
  Farm mortgages............................................      99,492       117,753
  Residential mortgages.....................................           0             0
  Commercial mortgages......................................      35,336        41,094
                                                              ----------    ----------
     Total mortgage loans...................................     134,828       158,847
                                                              ==========    ==========
MORTGAGE LOANS BY STANDING -- BOOK VALUE:
  Good standing.............................................     120,120       143,806
  Good standing with restructured terms.....................      14,126        15,041
  Interest overdue more than three months, not in
     foreclosure............................................           0             0
  Foreclosure in process....................................         582             0
                                                              ----------    ----------
     Total mortgage loans...................................     134,828       158,847
                                                              ==========    ==========
OTHER LONG TERM ASSETS -- STATEMENT VALUE...................      52,824        49,548
COLLATERAL LOANS............................................           0             0
BONDS AND STOCKS OF PARENTS, SUBSIDIARIES AND
  AFFILIATES -- BOOK VALUE:
  Bonds.....................................................      16,000             0
  Preferred Stocks..........................................           0             0
  Common Stocks.............................................           0             0

                                                              DEC. 1997     DEC. 1996
                                                              ----------    ----------
BONDS AND SHORT-TERM INVESTMENTS BY CLASS AND MATURITY:
BONDS AND SHORT-TERM INVESTMENTS BY MATURITY -- STATEMENT
  VALUE:
  Due within one year or less...............................      84,300       141,708
  Over 1 year through 5 years...............................     573,903       597,973
  Over 5 years through 10 years.............................     344,927       327,701
  Over 10 years through 20 years............................      68,716        47,620
  Over 20 years.............................................      28,578        19,511
                                                              ----------    ----------
     Total by Maturity......................................   1,100,424     1,134,513
                                                              ==========    ==========
BONDS AND SHORT-TERM INVESTMENTS BY MATURITY -- STATEMENT
  VALUE:
  Class 1...................................................     579,042       628,500
  Class 2...................................................     441,677       446,612
  Class 3...................................................      66,571        50,495
  Class 4...................................................      12,524         4,735
  Class 5...................................................           0           779
  Class 6...................................................         610         3,392
                                                              ----------    ----------
     Total by Class.........................................   1,100,424     1,134,513
                                                              ==========    ==========
TOTAL BONDS AND SHORT-TERM INVESTMENTS -- PUBLICLY TRADED...     645,558       648,442
TOTAL BONDS AND SHORT-TERM INVESTMENTS -- PRIVATELY
  PLACED....................................................     454,866       486,071
PREFERRED STOCKS -- STATEMENT VALUE.........................           0             0
COMMON STOCKS -- MARKET VALUE...............................         981         1,235
SHORT-TERM INVESTMENTS -- BOOK VALUE........................      25,700        86,555
FINANCIAL OPTIONS OWNED -- STATEMENT VALUE..................           0             0
FINANCIAL OPTIONS WRITTEN AND IN FORCE -- STATEMENT VALUE...           0             0
FINANCIAL FUTURES CONTRACTS OPEN -- CURRENT PRICE...........           0             0
CASH ON HAND AND ON DEPOSIT.................................      20,256         3,652
LIFE INSURANCE IN FORCE:
  Industrial................................................           0             0
  Ordinary..................................................  11,744,853    10,043,153
  Credit Life...............................................           0             0
  Group Life................................................   1,875,204     1,630,758
AMOUNT OF ACCIDENTAL DEATH INSURANCE IN FORCE UNDER ORDINARY
  POLICIES..................................................     158,466       148,880
LIFE INSURANCE POLICIES WITH DISABILITY PROVISIONS IN FORCE:
  Industrial................................................           0             0
  Ordinary..................................................   3,671,469     3,184,431
  Credit Life...............................................           0             0
  Group Life................................................     199,912       188,695
SUPPLEMENTARY CONTRACTS IN FORCE:
  Ordinary -- Not Involving Life Contingencies
     Amount on Deposit......................................      19,131        20,552
     Income Payable.........................................         969           742
  Ordinary -- Involving Life Contingencies
     Income Payable.........................................       2,996         2,699
  Group -- Not Involving Life Contingencies
     Amount on Deposit......................................          28             0
     Income Payable.........................................           0             0

                                                              DEC. 1997     DEC. 1996
                                                              ----------    ----------
  Group -- Involving Life Contingencies
     Income Payable.........................................          15            15
ANNUITIES:
  Ordinary
     Immediate -- Amount of Income Payable
     Deferred -- Fully Paid -- Account Balance..............           0             0
     Deferred -- Not Fully Paid -- Account Balance..........           0             0
  Group
     Amount of Income Payable...............................           0             0
     Fully Paid -- Account Balance..........................      61,031        65,540
     Not Fully Paid -- Account Balance......................           0             0
ACCIDENT AND HEALTH INSURANCE -- PREMIUMS IN FORCE:
  Ordinary..................................................           0             0
  Group.....................................................           0             0
  Credit....................................................           0             0
DEPOSIT FUNDS AND DIVIDEND ACCUMULATIONS:
  Deposit Funds -- Account Balance..........................     632,579       700,798
  Dividend Accumulations -- Account Balance.................           0             0
CLAIM PAYMENTS 1997:
  Group Accident and Health.................................           0             0
     1997...................................................           0             0
     1996...................................................           0             0
     1995...................................................           0             0
     1994...................................................           0             0
     1993...................................................           0             0
     Prior..................................................           0             0
CLAIM PAYMENTS 1997:
  Other Accident and Health
     1997...................................................           0             0
     1996...................................................           0             0
     1995...................................................           0             0
     1994...................................................           0             0
     1993...................................................           0             0
     Prior..................................................           0             0
  Other coverages that use developmental methods to
     calculate claims reserves
     1997...................................................           0             0
     1996...................................................           0             0
     1995...................................................           0             0
     1994...................................................           0             0
     1993...................................................           0             0
     Prior..................................................           0             0

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                         UNAUDITED INTERIM STATEMENT OF


                     ADMITTED ASSETS, LIABILITIES, CAPITAL


                         AND SURPLUS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                                JUNE 30, 1998
                                                                -------------
                                   ASSETS
Cash and invested assets:
  Cash and short-term investments...........................     $   25,974
  Bonds.....................................................      1,095,489
  Common stocks.............................................             76
  Mortgage loans............................................        138,017
  Real estate...............................................          9,536
  Policy loans..............................................         48,674
  Other invested assets.....................................          7,443
                                                                 ----------
          Total cash and invested assets....................      1,325,209
Investment income due and accrued...........................         23,042
Other assets................................................              6
Separate account assets.....................................      4,211,883
                                                                 ----------
          Total assets......................................     $5,560,139
                                                                 ==========

                      LIABILITIES, CAPITAL AND SURPLUS
Liabilities:
  Life insurance and annuity reserves.......................     $1,216,022
  Deposits left with the Company............................         23,292
  Policy claims in process of settlement....................          7,268
  Federal income taxes due or accrued.......................         26,802
  Transfers from separate accounts..........................       (140,762)
  Other liabilities.........................................         48,211
  Separate account liabilities..............................      4,211,883
  Interest maintenance reserve..............................          4,579
  Investment reserves.......................................          6,000
  Asset valuation reserve...................................         15,042
                                                                 ----------
          Total liabilities.................................      5,418,335
Capital and surplus:
  Capital stock, $1.00 par value; authorized, 5,000,000
     shares Issued and outstanding, 2,500,000 shares........          2,500
  Additional paid-in capital................................        133,500
  Unassigned funds..........................................          5,804
                                                                 ----------
          Total capital and surplus.........................        141,804
                                                                 ----------
          Total liabilities, capital and surplus............     $5,560,139
                                                                 ==========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                        UNAUDITED INTERIM STATEMENTS OF


                         OPERATIONS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Premiums, annuity considerations and fund deposits..........   $442,820      $395,251
Net investment income.......................................     48,222        49,739
Other income (net)..........................................        (14)          118
                                                               --------      --------
                                                                491,028       445,108
Policyholder and contractholder benefits....................    263,826       191,858
Change in policy and contract reserves......................    (25,861)      (21,816)
Commissions.................................................     19,101        17,868
Operating expenses..........................................     44,066        30,022
Transfer to separate accounts...............................    175,055       206,408
                                                               --------      --------
  Subtotal:                                                     476,187       424,340
Net gain from operations before federal income taxes........     14,842        20,768
Federal income taxes........................................      7,587        10,390
                                                               --------      --------
Net gain from operations....................................      7,255        10,378
  Net realized capital losses...............................        (79)       (1,897)
                                                               --------      --------
Net Income..................................................   $  7,176      $  8,481
                                                               ========      ========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                        UNAUDITED INTERIM STATEMENTS OF


                     CAPITAL AND SURPLUS -- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Capital and surplus, beginning of period....................   $133,151      $121,814
                                                               --------      --------
Net income..................................................      7,176         8,481
Change in net unrealized capital gains......................       (124)          (37)
Change in non-admitted assets...............................        371           143
Change in asset valuation reserve...........................      1,230           149
Increase in investment reserve..............................          0             0
                                                               --------      --------
Net change in capital and surplus for the period............      8,653         8,736
                                                               --------      --------
Capital and surplus, end of period..........................   $141,804      $130,550
                                                               ========      ========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                        UNAUDITED INTERIM STATEMENTS OF


                          CASH FLOWS-- STATUTORY BASIS


                                 (IN THOUSANDS)



                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
CASH FROM OPERATIONS:
  Premiums, annuity considerations and fund deposits........   $442,792      $395,248
  Investment income, net of investment expenses.............     47,250        45,364
  Other income..............................................        (14)          141
  Policy benefits paid......................................   (264,718)     (191,539)
  Transfers to separate accounts............................   (186,874)     (220,565)
  Commissions, other expenses and taxes paid................    (61,795)      (46,757)
  Federal income taxes (excluding tax on capital gains).....          0             0
                                                               --------      --------
          Net cash from operations..........................    (23,359)      (18,108)
                                                               --------      --------
CASH FROM INVESTMENTS:
  Proceeds from investments sold, matured or repaid:
     Bonds..................................................     89,714        66,670
     Stocks.................................................        955             0
     Mortgage loans.........................................     10,704        14,640
     Real estate............................................     14,017        11,451
     Other invested assets..................................        358         1,356
     Other..................................................         (2)        3,318
     Taxes paid on net capital gains........................          0             0
                                                               --------      --------
          Total investment proceeds.........................    115,746        97,435
                                                               --------      --------
  Cost of investments acquired:
     Bonds..................................................    109,189        88,935
     Stocks.................................................          0            68
     Mortgage loans.........................................     13,517         6,378
     Real estate............................................        355           777
     Other invested assets..................................        800         6,517
     Change in policy loans.................................      2,782         2,865
                                                               --------      --------
          Total investments acquired........................    126,643       105,540
                                                               --------      --------
          Net cash from investments.........................    (10,897)       (8,105)
                                                               --------      --------
CASH FROM FINANCING AND MISCELLANEOUS SOURCES:
  Cash provided:
     Increase in paid capital...............................          0             0
     Other sources..........................................     14,274        (2,453)
                                                               --------      --------
          Net cash from financing and miscellaneous
            sources.........................................     14,274        (2,453)
                                                               --------      --------
     Net change in cash and short-term investments..........    (19,982)      (28,666)
Cash and short-term investments, beginning of period........     45,956        90,207
                                                               --------      --------
Cash and short-term investments, end of period..............   $ 25,974      $ 61,541
                                                               ========      ========



   The accompanying notes are an integral part of these financial statements.

                     MONY LIFE INSURANCE COMPANY OF AMERICA



                NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS



1.  ORGANIZATION:



     MONY Life Insurance Company of America (the "Company"), an Arizona corporation, is a wholly owned subsidiary of The Mutual Life Insurance Company of New York ("MONY"), a mutual life insurance company. The Company's primary business is to provide interest-sensitive life insurance and asset accumulation products to business owners, growing families, and pre-retirees. The Company's insurance and financial products are marketed and distributed directly to individuals primarily through MONY's career agency sales force. These products are sold throughout the United States (except New York) and Puerto Rico.



     On August 14, 1998, the Board of Trustees of MONY adopted, pursuant to the New York Insurance Law, a plan of reorganization (the "Plan") pursuant to which MONY proposes to convert from a mutual life insurance company to a stock life insurance company (the "Demutualization") subject to approval from the Insurance Department of the State of New York as well as approval by MONY's policyholders.



     In accordance with the Plan, subject to the approvals indicated above, among other things, MONY will convert from a New York mutual life insurance company to a New York stock life insurance company (the "Plan of Demutualization") and become a wholly owned subsidiary of The MONY Group (the "Holding Company"), a holding company organized in Delaware for the purpose of becoming the parent holding company of MONY.



2.  COMMITMENTS AND CONTINGENCIES:



     In late 1995 and during 1996, a number of purported class actions were commenced in various state and federal courts against the Company and MONY ("the Companies") alleging that the Companies engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies during the period 1980 to the present. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e. breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). The Companies have answered the complaints in each action (except for one being voluntarily held in abeyance), have denied any wrongdoing, and have asserted numerous affirmative defenses.



     One June 7, 1996, the New York State Supreme Court certified the Goshen case, being the first of the aforementioned class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination, had an ownership interest in a whole or universal life insurance policy issued by the Companies and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, the Companies filed a motion to dismiss or, alternatively, motion for summary judgment on all counts of the complaint.



     The Massachusetts District Court in the Multidistrict Litigation has entered an order recognizing the Goshen case as the lead case and essentially holding all of the federal cases in abeyance pending the action of the Goshen case. Consequently, all other putative class actions have been either consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts, or are being voluntarily held in abeyance pending the outcome of the Goshen case.



     On October 21, 1997, the New York State Supreme Court granted the Companies' motion for summary judgment and dismissed all claims filed in the Goshen case against the Companies. The order by the New York State Supreme Court has been appealed to the Appellate Division by plaintiffs and all actions before the United States District Court for the District of Massachusetts are still pending.



     In addition to the matters discussed above, the Company is involved in various other legal actions and proceedings in connection with its businesses. The claimants in certain of these actions and proceedings seek

                     MONY LIFE INSURANCE COMPANY OF AMERICA
damages of unspecified amounts. In addition, insurance companies are subject to assessments, up to statutory limits, by state guaranty funds for losses of policyholders of insolvent insurance companies.



     In the opinion of management of the Company, resolution of contingent liabilities arising from litigation, income taxes and other matters will not have a material adverse effect on the Company's statutory surplus or results of operations.



     At June 30, 1998, the Company had a commitment to issue $5.0 million fixed rate farm loans with an interest rate of 7.38% to 7.85%. There were no outstanding bond or commercial mortgage commitments as of June 30, 1998.



3.  RELATED PARTY TRANSACTIONS:



     During 1998, the Company made effective two additional investment advisory and service agreements with related parties.



     The Company has an Investment Advisory Agreement with MONY Private Assets Trust to act as investment advisors to and manager for the Trust. The fees are in accordance with the terms of the agreement.



     The Company has a service agreement with MONY (the Parent), whereby MONY makes available services for the conduct of the Company's business as investment advisor to MONY Private Assets Trust. The fees are in accordance with the terms of the agreement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Not Applicable

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The By-Laws of MONY Life Insurance Company of America provide, in Article VI as follows:

     SECTION 1. The Corporation shall indemnify any existing or former director, officer, employee or agent of the Corporation against all expenses incurred by them and each of them which may arise or be incurred, rendered or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the Corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, all subject and pursuant to the provisions of the Articles of Incorporation of this Corporation.

     SECTION 2. The indemnification provided in this By-Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, will (unless in the opinion of its counsel the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During December 1997, the Company issued $37,000,000 of its corporate sponsored variable universal life insurance policies to a corporate purchaser in a private placement transaction.

     Through September 1, 1998, the Company issued $50,000,000 of its corporate sponsored variable universal life insurance policies to corporate purchasers in 4 private placement transactions.

     The issuance of these insurance policies are exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  1  --   Form of Underwriting Agreement
          Distribution Agreement among MONY Life Insurance Company of
          America, MONY Securities Corp., and MONY Series Fund, Inc.,
          filed as Exhibit 3(a) of Post-Effective Amendment No. 3,
          dated February 28, 1991, to Registration Statement No.
          33-20453, is incorporated herein by reference.
  3  --   Articles of Incorporation and By-Laws of MONY Life Insurance
          Company of America
          Articles of Incorporation and By-Laws of the Company, filed as Exhibits 6(a) and 6(b), respectively, of Registration
          Statement No. 33-13183, dated April 6, 1987, is incorporated herein by reference.
  4  --   Form of Policy
          Proposed forms of Flexible Payment Variable Annuity
          Contracts, filed as Exhibit 4 of Registration Statement No.
          333-59717, dated July 23, 1998, is incorporated herein by
          reference.
  5  --   Opinion of Counsel
          Opinion and consent of Edward P. Bank, Vice President and
          Deputy General Counsel, The Mutual Life Insurance Company of
          New York, as to legality of the securities being registered, is filed herewith as Exhibit (a)5.
 10  --   Material Contracts
          Services Agreement between The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America filed as Exhibit 5(ii) to Pre-Effective Amendment to Registration
          Statement (Registration Nos. 2-95501 and 811-4209) dated
          July 19, 1985, is incorporated herein by reference.
 23  --   Consent of experts and counsel
          Consent of PricewaterhouseCoopers LLP, is filed herewith as
          Exhibit (a)23.
          Consent of Edward P. Bank, Esq., is filed herewith as
          Exhibit (a)5.
 27  --   Financial Data Schedule
          Financial Data Schedule is filed herewith as Exhibit(a) 27.



ITEM 17.  UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (6) The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, MONY Life Insurance Company of America, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on this 5th day of November 1998.


                                          MONY LIFE INSURANCE
                                          COMPANY OF AMERICA

                                          By:      /s/ MICHAEL I. ROTH
                                            ------------------------------------
                                                 Michael I. Roth, Director,
                                                 Chairman of
                                               the Board and Chief Executive
                                                 Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.


                   SIGNATURE                                                                DATE
                   ---------                                                                ----
              /s/ MICHAEL I. ROTH                   Director, Chairman of the         November 5, 1998
------------------------------------------------    Board and Chief Executive
                Michael I. Roth                     Officer

               /s/ SAMUEL J. FOTI                   Director, President and Chief     November 5, 1998
------------------------------------------------    Operating Officer
                 Samuel J. Foti

              /s/ RICHARD DADDARIO                  Director, Vice President and      November 5, 1998
------------------------------------------------    Controller (Principal
                Richard Daddario                    Financial and Accounting
                                                    Officer)

             /s/ KENNETH M. LEVINE                  Director and Executive Vice       November 5, 1998
------------------------------------------------    President
               Kenneth M. Levine

            /s/ PHILLIP A. EISENBERG                Director, Vice President and      November 5, 1998
------------------------------------------------    Actuary
              Phillip A. Eisenberg

              /s/ MARGARET G. GALE                  Director and Vice President       November 5, 1998
------------------------------------------------
                Margaret G. Gale

              /s/ CHARLES P. LEONE                  Director, Vice President and      November 5, 1998
------------------------------------------------    Chief Compliance Officer
                Charles P. Leone

             /s/ RICHARD E. CONNORS                 Director                          November 5, 1998
------------------------------------------------
               Richard E. Connors

              /s/ STEPHEN J. HALL                   Director                          November 5, 1998
------------------------------------------------
                Stephen J. Hall

                                 EXHIBIT INDEX



EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
(a)5          Consent and Opinion of Edward P. Bank, Vice President and
              Deputy General Counsel of The Mutual Life Insurance Company
              of New York
(a)23         Consent of PricewaterhouseCoopers LLP, Independent
              Accountants for MONY Life Insurance Company of America
(a)27         Financial Data Schedule